SUPPLY AND OFFTAKE AGREEMENT
dated as of February 28, 2012
between
J. ARON & COMPANY
and
PARAMOUNT PETROLEUM CORPORATION

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TABLE OF CONTENTS
		Page
ARTICLE 28	NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES	66
ARTICLE 29	MISCELLANEOUS	67

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Schedules

Schedule	Description
Schedule A	Products and Product Specifications
Schedule B	Pricing Benchmarks
Schedule C	Monthly True-up Amounts
Schedule D	Operational Volume Range
Schedule E	Tank List
Schedule F	Insurance
Schedule G	Daily Settlement Schedule
Schedule H	Form of Inventory Reports
Schedule I	Initial Inventory Targets
Schedule J	[Reserved]
Schedule K	[Reserved]
Schedule L	Monthly Working Capital Adjustment
Schedule M	Notices
Schedule N	FIFO Balance Final Settlements
Schedule O	Form of Run-out Report
Schedule P	Pricing Group
Schedule Q	Form of Trade Sheet
Schedule R	Form of Step-Out Inventory Sales Agreement
Schedule S	Form of Refinery Production Volume Report
Schedule T	[Reserved]
Schedule U	[Reserved]
Schedule V	[Reserved]
Schedule W	[Reserved]

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Schedule X	Pipeline Systems

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SUPPLY AND OFFTAKE AGREEMENT
This Supply and Offtake Agreement (this “Agreement”) is made as of February 28, 2012 (the “Effective Date”), between J. Aron & Company (“Aron”), a general partnership organized under the laws of New York and located at 200 West Street, New York, New York 10282-2198, and Paramount Petroleum Corporation (the “Company”), organized under the laws of Delaware located at 14700 Downey Avenue, Paramount, California 90723 (each referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, the Company owns, leases and operates a petroleum refining operation consisting of refining, processing and terminalling units located in Paramount, California, Long Beach, California, Lakewood, California and Bakersfield, California, together with other real and personal property related thereto (collectively, the “Refinery”);
WHEREAS, the Parties desire that Aron deliver crude oil and other petroleum feedstocks to the Company for use at the Refinery and purchase all refined products produced by the Refinery (other than certain excluded products) upon and subject to the terms and conditions set forth below;
NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
1.1    Definitions.
For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:
“Actual Month End Crude Volume” has the meaning specified in Section 9.2(a).
“Actual Month End Product Volume” has the meaning specified in Section 9.2(a).
“Actual Monthly Crude Run” has the meaning specified in Section 6.4(c).
“Actual Net Crude Consumption” means, for any Delivery Month, the actual number of Crude Oil Barrels run by the Refinery for such Delivery Month minus the number of Other Barrels actually delivered into the Crude Storage Facilities during such Delivery Month.
“Adequate Assurance” has the meaning specified in Section 12.5.
“Affected Obligations” has the meaning specified in Section 16.3.
“Affected Party” has the meaning specified in Section 16.1.

“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.
“Ancillary Contract” has the meaning specified in Section 19.1(c).
“Ancillary Costs” means all freight, pipeline, transportation, storage, tariffs and other costs and expenses incurred as a result of the purchase, movement and storage of Crude Oil or Products undertaken in connection with or required for purposes of this Agreement (whether or not arising under Procurement Contracts), including, ocean-going freight and other costs associated with waterborne movements, inspection costs and fees, wharfage, port and dock fees, vessel demurrage, lightering costs, ship’s agent fees, import charges, waterborne insurance premiums, fees and expenses, broker’s and agent’s fees, load port charges and fees, pipeline transportation costs, pipeline transfer and pumpover fees, pipeline throughput and scheduling charges (including any fees and charges resulting from changes in nominations undertaken to satisfy delivery requirements under this Agreement), pipeline and other common carrier tariffs, blending, tankage, linefill and throughput charges, pipeline demurrage, superfund and other comparable fees, processing fees (including fees for water or sediment removal or feedstock decontamination), merchandise processing costs and fees, importation costs, any charges imposed by any Governmental Authority (including Transfer Taxes (but not taxes on the net income of Aron) and customs and other duties), user fees, fees and costs for any credit support provided to any pipelines with respect to any transactions contemplated by this Agreement and any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Aron. Notwithstanding the foregoing, (i) Aron’s hedging costs in connection with this Agreement or the transactions contemplated hereby shall not be considered Ancillary Costs (but such exclusion shall not change or be deemed to change the manner in which Related Hedges are addressed under Articles 18 and 19 below) and (ii) any Product shipping costs of Aron, to the extent incurred after Aron has removed such Product from the Product Storage Facilities for its own account, shall not be considered Ancillary Costs.
“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to either Party or the subject matter of this Agreement.
“ARKS Supply and Offtake Agreement” means the Amended and Restated Supply and Offtake Agreement between Aron and Alon Refining Krotz Springs, Inc. dated as of May 26, 2010, as from time to time be amended, modified, supplemented and/or restated.
“Bank Holiday” means any day (other than a Saturday or Sunday) on which banks are authorized or required to close in the State of New York.

“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within fifteen (15) days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.
“Bankruptcy Code” means chapter 11 of Title 11, U.S. Code.
“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.
“Base Agreement” means any of the Master Lease or an agreement between the Company and a third party pursuant to which the Company acquired rights to use the third party Included Crude Pipelines or Included Product Pipelines or the Included Third Party Storage Tanks.
“Best Available Inventory Data” means (a) daily inventory reports produced by the Company in respect of the Crude Storage Tanks, Included Crude Pipelines, Product Storage Tanks and Included Product Pipelines, in the form specified in Schedule H and (b) daily reports from Kinder Morgan Tank Storage Terminals LLC and ARCO Terminal Services Corporation in respect of Included Third Party Storage Tanks.
“Big Spring Supply and Offtake Agreement” means the Amended and Restated Supply and Offtake Agreement between Aron and Alon USA, LP dated as of March 1, 2011 as from time to time be amended, modified, supplemented and/or restated.
“BS&W” means basic sediment and water.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.
“Commencement Date” has the meaning specified in Section 2.3(a).
“Commencement Date Crude Oil Volumes” means the total quantity of Crude Oil in the

Crude Storage Facilities purchased by Aron on the Commencement Date, pursuant to the Inventory Sales Agreement.
“Commencement Date Products Volumes” means the total quantities of the Products in the Product Storage Facilities purchased by Aron on the Commencement Date, pursuant to the Inventory Sales Agreement.
“Commencement Date Purchase Value” means, with respect to the Commencement Date Volumes, initially the Estimated Commencement Date Value until the Definitive Commencement Date Value has been determined and thereafter the Definitive Commencement Date Value.
“Commencement Date Volumes” means, collectively, the Commencement Date Crude Oil Volumes and the Commencement Date Products Volumes.
“Company Purchase Agreement” has the meaning specified in the Marketing and Sales Agreement.
“Contract Cutoff Date” means, with respect to any Procurement Contract, the date and time by which Aron is required to provide its nominations to the Third Party Supplier thereunder for the next monthly delivery period for which nominations are then due.
“Contract Nominations” has the meaning specified in Section 5.4(b).
“Crude Delivery Point” means the outlet flange of the Crude Storage Tanks.
“Crude Intake Point” means the inlet flange of the Crude Storage Tanks and Included Crude Tanks, respectively.
“Crude Oil” means all crude oil that Aron purchases and sells to the Company or for which Aron assumes the payment obligation pursuant to any Procurement Contract.
“Crude Oil Linefill” means, at any time, the aggregate volume of Crude Oil linefill on the Included Crude Pipelines for which Aron is treated as the exclusive owner by the Included Crude Pipelines; provided that such volume shall be determined by using the volumes reported on the most recently available monthly statements from the Included Crude Pipelines.
“Crude Purchase Fee” has the meaning specified in Section 6.4(a).
“Crude Storage Facilities” means, collectively, the Crude Storage Tanks, Included Crude Tanks and Included Crude Pipelines.
“Crude Storage Tanks” means any of the tanks at the Refinery listed on Schedule E that store Crude Oil.
“Daily Crude Storage Receipts” shall have such meaning as the Parties shall agree, in the event that Aron enters into any Procurement Contract hereunder.

“Daily Prices” means, with respect to a particular grade of Crude Oil or type of Product, the pricing index, formula or benchmark indicated on Schedule B as the relevant daily price.
“Daily Product Sales” means, for any day and Product Group, Aron’s estimate of the aggregate sales volume of such Product sold during such day, pursuant to (a) Included Transactions and Excluded Transactions (each as defined in the Marketing and Sales Agreement) or (b) any Company Purchase Agreements.
“Default” means any event that, with notice or the passage of time, would constitute an Event of Default.
“Default Interest Rate” means the lesser of (i) the per annum rate of interest calculated on a daily basis using the prime rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points and (ii) the maximum rate of interest permitted by Applicable Law.
“Defaulting Party” has the meaning specified in Section 18.2.
“Deferred Portion” has the meaning specified in the Inventory Sales Agreement.
“Definitive Commencement Date Value” has the meaning specified in the Inventory Sales Agreement.
“Delivery Date” means any calendar day.
“Delivery Month” means the month in which Crude Oil is to be delivered to the Refinery.
“Delivery Point” means a Crude Delivery Point or a Products Delivery Point, as applicable.
“Designated Affiliate” means, in the case of Aron, Goldman, Sachs & Co.
“Designated Company-Sourced Barrels” means, for any month, the aggregate number of Barrels of Crude Oil delivered by the Company to Aron with transfer of title occurring either at the Crude Intake Point or at an upstream point, regardless of whether such delivery is via a pipeline that is not a third party Included Crude Pipeline or is pursuant to a Procurement Agreement with delivery via a third party Included Crude Pipeline.
“Disposed Quantity” has the meaning specified in Section 9.4.
“Disposition Amount” has the meaning specified in Section 9.4.
“Early Termination Date” has the meaning specified in Section 18.2(c).
“Effective Date” has the meaning specified in the introductory paragraph of this Agreement.

“Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.
“EST” means the prevailing time in the Eastern time zone.
“Estimated Commencement Date Value” has the meaning specified in the Inventory Sales Agreement.
“Estimated Termination Amount” has the meaning specified in Section 19.2(b).
“Estimated Yield” has the meaning specified in Section 8.3(a).
“Event of Default” means an occurrence of the events or circumstances described in Section 18.1.
“Excluded Materials” means any refined petroleum products other than those that are Products.
“Excluded Transactions” has the meaning specified in the Marketing and Sales Agreement.
“Expiration Date” has the meaning specified in Section 3.1.
“Facility Fee” means the amount set forth as the “Facility Fee” in the Fee Letter.
“Fed Funds Rate” means, for any Notification Date, the rate set forth in H.15(519) or in H.15 Daily Update for the most recently preceding Business Day under the caption “Federal funds (effective)”; provided that if no such rate is so published for any of the immediately three preceding Business Days, then such rate shall be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged by each of three leading brokers of U.S. dollar Federal funds transactions prior to 9:00 a.m., EST, on that day, which brokers shall be selected by Aron in a commercially reasonable manner. For purposes hereof, “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/, or any successor site or publication and “H.15 Daily Update” means the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/, or any successor site or publication.
“Fee Letter” means that certain letter from Aron to the Company, dated of even date herewith, pursuant to which the Parties have set forth the amounts for certain fees payable hereunder.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of the Company or Aron); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. Solely for purposes of this definition, the failure of any Third Party Supplier to deliver Crude Oil pursuant to any Procurement Contract, whether as a result of Force Majeure as defined above, “force majeure” as defined in such Procurement Contract, breach of contract by such Third Party Supplier or any other reason, shall constitute an event of Force Majeure for Aron under this Agreement with respect to the quantity of Crude Oil subject to that Procurement Contract.
“Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.
“Included Crude Pipelines” means the Company-owned or leased or third party pipelines or sections thereof as further described on Schedule X, as such schedule may, from time to time, be amended by the Parties.
“Included Crude Tanks” means the crude storage tanks at Kinder Morgan’s Carson terminal, as further identified and described in Schedule E.
“Included Locations” means, collectively, the Crude Storage Facilities and the Product Storage Facilities.
“Included Product Pipelines” means the Company-owned or leased pipelines or third party pipelines or sections thereof, as further described on Schedule X, as such schedule may, from time to time, be amended by the Parties.
“Included Product Tanks” means the product storage tanks at Kinder Morgan’s Carson terminal, as further identified and described on Schedule E.
“Included Third Party Storage Tanks” means, collectively the Included Crude Tanks and Included Product Tanks.

“Included Transactions” has the meaning specified in the Marketing and Sales Agreement.
“Independent Inspection Company” has the meaning specified in Section 11.3.
“Initial Term Credit Agreement” means the Credit Agreement dated as of June 22, 2006 by and among Alon USA Energy, Inc., the Lenders thereto and Credit Suisse, as from time to time amended.
“Initial Estimated Yield” has the meaning specified in Section 8.3(a).
“Interim Payment” has the meaning specified in Section 10.1.
“Inventory Sales Agreement” means the purchase and sale agreement, in form and in substance mutually agreeable to the Parties, dated as of the Commencement Date, pursuant to which the Company is selling and transferring to Aron the Commencement Date Volumes for the Commencement Date Purchase Value, free and clear of all liens, claims and encumbrances of any kind.
“Latest Commencement Date” has the meaning specified in Section 2.3(a).
“Level One Fee” means the amount set forth as the “Level One Fee” in the Fee Letter.
“Level Two Fee” means the amount set forth as the “Level Two Fee” in the Fee Letter.
“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
“Liquidated Amount” has the meaning specified in Section 18.2(f).
“Long Product FIFO Price” means the price so listed on Schedule B.
“Long-Term Agreement” has the meaning specified in Section 2.4(a).
“Marketing and Sales Agreement” means the products marketing and sales agreement, dated as of the Commencement Date, between the Company and Aron pursuant to which the Product purchased by Aron hereunder shall from time to time be marketed and sold by the Company for Aron’s account.
“Master Lease” means the Lease Agreement by and among Edgington Oil Company, LLC, Paramount of Oregon, LLC, Paramount of Washington, LLC, Paramount Petroleum Corporation of Arizona, Inc., and Alon Bakersfield Property, Inc., jointly and severally, as Landlord, and Paramount Petroleum Corporation, as Tenant, as amended, pursuant to which the Company is the exclusive lessee and operator of its refining and processing facilities in Long Beach, California and

Bakersfield, California, together with other real and personal property related thereto.
“Material Adverse Change” means a material adverse effect on and/or material adverse change with respect to (i) the business, operations, properties, assets or financial condition of the Company and its Subsidiaries taken as a whole; (ii) the occurrence of a Material Adverse Change under the ARKS Supply and Offtake Agreement or Big Spring Supply and Offtake Agreement as defined therein; (iii) the ability of the Company to fully and timely perform its obligations; (iv) the legality, validity, binding effect or enforceability against the Company of any of the Transaction Documents; or (v) the rights and remedies available to, or conferred upon, Aron hereunder; provided that none of the following changes or effects shall constitute a “Material Adverse Effect”: (1) changes, or effects arising from or relating to changes, of Laws, that are not specific to the business or markets in which the Company operates; (2) changes arising from or relating to, or effects of, the transactions contemplated by this Agreement or the taking of any action in accordance with this Agreement; (3) changes, or effects arising from or relating to changes, in economic, political or regulatory conditions generally affecting the U.S. economy as a whole, except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants; (4) changes, or effects arising from or relating to changes, in financial, banking, or securities markets generally affecting the U.S. economy as a whole, (including (a) any disruption of any of the foregoing markets, (b) any change in currency exchange rates, (c) any decline in the price of any security or any market index and (d) any increased cost of capital or pricing related to any financing), except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants; and (5) changes arising from or relating to, or effects of, any seasonal fluctuations in the business, except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants.
“Measured Crude Quantity” means, for any Delivery Date, the total quantity of Crude Oil that, during such Delivery Date, was withdrawn and lifted by and delivered to the Company at the Crude Delivery Point, as evidenced by either meter readings and meter tickets for that Delivery Date and tank gaugings conducted at the beginning and end of such Delivery Date.
“Measured Product Quantity” means, for any Delivery Date, the total quantity of a particular Product that, during such Delivery Date, was delivered by the Company to Aron at the Products Delivery Point, as evidenced by either (i) meter readings and meter tickets for that Delivery Date or (ii) tank gaugings conducted at the beginning and end of such Delivery Date.
“Monthly Cover Costs” has the meaning specified in Section 7.6.
“Monthly Crude Forecast” has the meaning specified in Section 5.2(b).
“Monthly Crude Payment” has the meaning specified in Section 6.3.
“Monthly Crude Price” means, with respect to the Net Crude Sales Volume for any month, the volume weighted average price per barrel specified in the related Procurement Contracts under which Aron acquired such barrels in such Month.

“Monthly Crude Receipts” means, for any month, the aggregate quantity of Barrels of Crude Oil for which Aron is invoiced by sellers (whether Third Party Suppliers, the Company or Affiliates of the Company) under Procurement Contracts with respect to Crude Oil quantities delivered during such month.
“Monthly Excluded Transaction Fee” has the meaning specified in Section 7.8.
“Monthly Product Estimate” has the meaning specified in Section 8.3(b).
“Monthly Product Price” means, for each Pricing Group, the price payable by Aron to the Company equal to the applicable Pricing Benchmark for such Pricing Group for the applicable month.
“Monthly Product Sale Adjustment” has the meaning specified in Section 7.5.
“Monthly Product Sales” means, for any month and Product Group, the aggregate sales volume of such Product sold during such month, pursuant to (a) Included Transactions and Excluded Transactions (each as defined in the Marketing and Sales Agreement) or (b) any Company Purchase Agreements.
“Monthly True-up Amount” has the meaning specified in Section 10.2(a).
“Monthly Working Capital Adjustment” is an amount to be determined pursuant to Schedule L.
“Net Crude Sales Volume” has the meaning specified in Section 9.3(a).
“Nomination Month” means the month that occurs two (2) months prior to the Delivery Month.
“Non-Affected Party” has the meaning specified in Section 16.1.
“Non-Defaulting Party” has the meaning specified in Section 18.2(a).
“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding sediment and water and free water, corrected for the observed temperature to 60° F.
“Operational Volume Range” means the range of operational volumes for any given set of associated Crude Storage Facilities for each type of Crude Oil and for any given set of associated Product Storage Facilities for each group of Products, between the minimum volume and the maximum volume, as set forth on Schedule D.
“Other Barrels” has the meaning specified in Section 5.3(f).
“Party” or “Parties” has the meaning specified in the preamble to this Agreement.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Pipeline Cutoff Date” means, with respect to any third party Included Crude Pipeline or Included Product Pipeline, the date and time by which a shipper on such Included Crude Pipeline or Included Product Pipeline, as applicable is required to provide its nominations to the entity that schedules and tracks Crude Oil and Products in such Included Crude Pipeline or Included Product Pipeline, as applicable for the next shipment period for which nominations are then due.
“Pipeline System” means the Included Crude Pipelines and Included Product Pipelines.
“Prepaid Forward” means the prepaid forward transaction evidenced by the confirmation, dated, February 28, 2012, between Buyer and Seller (“Prepaid Forward Confirmation”), pursuant to which Buyer is to prepay for Deferred Delivery Volume (as defined in the Inventory Sales Agreement) on the Commencement Date and, at a later date, Seller is to deliver and transfer title to such Deferred Delivery Volume to Buyer, subject to the terms and conditions thereof.
“Pricing Benchmark” means, with respect to a particular grade of Crude Oil or type of Product, the pricing index, formula or benchmark indicated on Schedule B.
“Pricing Group” means any of the refined petroleum product groups listed as a pricing group on Schedule P.
“Procurement Contract” means any procurement contract entered into by Aron for the purchase of Crude Oil to be processed at the Refinery, which may be either a contract with any seller of Crude Oil (other than the Company or any Affiliate of the Company) or a contract with the Company, or such other contract to the extent the Parties deem such contract to be a Procurement Contract for purposes hereof.
“Procurement Contract Assignment” means an instrument, in form and substance reasonably satisfactory to Aron, by which the Company assigns to Aron all rights and obligations under a Procurement Contract and Aron assumes such rights and obligations thereunder, subject to terms satisfactory to Aron providing for the automatic reassignment thereof to the Company in connection with the termination of this Agreement.
“Product” means any of the refined petroleum products listed on Schedule A, as from time to time amended by mutual agreement of the Parties.
“Product Cost” has the meaning specified in Section 8.7.
“Product Group” means a group of Products as specified on Schedule P.
“Product Linefill” means, at any time and for any grade of Product, the aggregate volume of linefill of that Product on the Included Product Pipelines for which Aron is treated as the exclusive owner by the Included Product Pipelines; provided that such volume shall be determined by using the volumes reported on the monthly or daily statements, as applicable, from the Included Product Pipelines.

“Product Purchase Agreements” has the meaning specified in the Marketing and Sales Agreement.
“Product Storage Facilities” means, collectively, the Product Storage Tanks, Included Product Tanks and Included Product Pipelines; provided that, notwithstanding anything to the contrary herein or on any schedule hereto, none of the Specified Storage Tanks shall constitute a Product Storage Facility unless and until the “Delivery Date” occurs pursuant to the Prepaid Forward.
“Product Storage Tanks” means any of (a) the tanks at the Refinery or (b) those tanks made available to the Company pursuant to the Terminal Lease entered into on June 1, 2010 between Equilon Enterprises LLC and Alon Bakersfield Property Inc., which are listed on Schedule E that store Products.
“Products Delivery Point” means the inlet flange of the Product Storage Tanks.
“Products Offtake Point” means the delivery point at which Aron transfers title to Products in accordance with sales transactions executed pursuant to the Marketing and Sales Agreement.
“Projected Monthly Run Volume” has the meaning specified in Section 7.2(a).
“Projected Net Crude Consumption” means, for any Delivery Month, the Projected Monthly Run Volume for such Delivery Month minus the number of Other Barrels that the Company indicated it expected to deliver into the Crude Storage Tanks during such Delivery Month.
“PST” means the prevailing time in the Pacific time zone.
“Reduced Fee Barrels” has the meaning specified in Section 6.4(b).
“Refinery” has the meaning specified in the first recital hereto.
“Refinery Facilities” means all the facilities operated by the Company located at the Refinery, and any associated or adjacent facility that is used by the Company to carry out the terms of this Agreement, excluding, however, the Crude Oil receiving and Products delivery facilities, pipelines, tanks and associated facilities owned and operated by the Company which constitute the Storage Facilities.
“Related Hedges” means any transactions from time to time entered into by Aron with third parties unrelated to Aron or its Affiliates to hedge Aron’s exposure resulting from this Agreement or any other Transaction Document and Aron’s rights and obligations hereunder or thereunder.
“Required Storage and Transportation Arrangements” mean such designations and other binding contractual arrangements, in form and substance satisfactory to Aron, pursuant to which the Company shall have provided Aron with the Company’s (or its Affiliates’) full and unimpaired right to use the third party Included Crude Pipelines, third party Included Product Pipelines and Included Third Party Storage Tanks.

“Revised Estimated Yield” has the meaning specified in Section 8.3(a).
“Revolving Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of February 28, 2007 among Paramount Petroleum Corporation, the Lenders thereto and Bank of America, N.A., as amended from time to time.
“Run-out Report” has the meaning specified in Section 7.3(a).
“Second Level Two Fee” means the amount set forth as the “Second Level Two Fee” in the Fee Letter.
“Settlement Amount” has the meaning specified in Section 18.2(b).
“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of the Company in respect of borrowed money.
“Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Aron and the Company (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this agreement or the relevant confirmation.
“Step-Out Inventory Sales Agreement” means the purchase and sale agreement, in a form and substance mutually agreeable to the Parties, to be dated as of the Termination Date, pursuant to which the Company shall buy Crude Oil and Products from Aron subject to the provisions of this Agreement and any other terms agreed to by the parties thereto.
“Storage Facilities” mean the storage, loading and offloading facilities owned or operated by the Company located at the Refinery including the Crude Storage Tanks, the Product Storage Tanks and the land, piping, marine facilities, truck facilities and other facilities related thereto, together with existing or future modifications or additions, which are excluded from the definition of Refinery or Refinery Facilities. In addition, the term “Storage Facilities” includes the Included Third Party Storage Tanks and any other location where a storage facility is used by the Company to store or throughput Crude Oil or Products except those storage, loading and offloading facilities owned or operated by the Company which are used exclusively to store Excluded Materials.
“Storage Facilities Agreement” means the storage facilities agreement, in form and substance mutually agreeable to the Parties, to be dated as of the Commencement Date, between the Company and Aron, pursuant to which the Company shall grant to Aron an exclusive right to use the Storage Facilities in connection with this Agreement.
“Subsequent Term Credit Agreement” means any term credit agreement entered into by Alon USA Energy, Inc. and/or any of its Subsidiaries replacing or refinancing, in whole or in part, the Initial Term Credit Agreement or another Subsequent Term Credit Agreement, as from time to time, as applicable.
“Supplier’s Inspector” means any Person selected by Aron in a commercially reasonable manner that is acting as an agent for Aron or that (1) is a licensed Person who performs sampling, quality analysis and quantity determination of the Crude Oil and Products purchased and sold hereunder, (2) is not an Affiliate of any Party and (3) in the reasonable judgment of Aron, is qualified and reputed to perform its services in accordance with applicable law and industry practice, to perform any and all inspections required by Aron.
“Tank Maintenance” has the meaning specified in Section 9.5.
“Target Month End Crude Volume” has the meaning specified in Section 7.2(b).
“Target Month End Product Volume” has the meaning specified in Section 7.3(b).
“Tax” or “Taxes” has the meaning specified in Section 14.1.
“Term” has the meaning specified in Section 3.1.
“Term Credit Agreement” means the Initial Credit Agreement or Subsequent Term Credit Agreement.
“Termination Amount” means, without duplication, the total net amount owed by one Party to the other Party upon termination of this Agreement under Section 19.2(a).
“Termination Date” has the meaning specified in Section 19.1.
“Termination Date Purchase Value” means, with respect to the Termination Date Volumes, initially the Estimated Termination Date Value until the Definitive Termination Date Value has been determined and thereafter the Definitive Termination Date Value (as such terms are defined in the form of the Step-Out Inventory Sales Agreement.
“Termination Date Volumes” has the meaning specified in Section 19.1(d).

“Termination Holdback Amount” has the meaning specified in Section 19.2(b).
“Third Party Supplier” means any seller of Crude Oil under a Procurement Contract (other than the Company or any Affiliate of the Company).
“Transaction Document” means any of this Agreement, the Marketing and Sales Agreement, the Inventory Sales Agreement, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, the Required Storage and Transportation Arrangements, the Prepaid Forward Confirmation, the Fee Letter and any other agreement or instrument contemplated hereby or executed in connection herewith, including any guarantees or other credit support documents as may be from time to time provided by the Company and/or its Affiliates.
“Volume Determination Procedures” mean (a) in respect of determining the NSV of Crude Oil in the Crude Storage Tanks or Products in the Product Storage Tanks, the Company’s ordinary month-end procedures, which include manually gauging each Crude Storage Tank or Product Storage Tank on the last day of the month to ensure that the automated tank level readings are accurate to within a tolerance of two inches; provided that if the automated reading cannot be calibrated to be within such tolerance, the Company shall use the manual gauge reading in its calculation of month-end inventory and (b) in respect of determining the NSV of Crude Oil in the Included Crude Tanks, Products in the Included Product Tanks, or linefill in the third party Included Crude Pipelines and Included Product Pipelines, using the volumes reported on the most recently available monthly statements in respect of such tanks and pipelines.
“Weekly Projection” has the meaning specified in Section 5.2(c).
1.2    Construction of Agreement.
(a)    Unless otherwise specified, reference to, and the definition of any document (including this Agreement) shall be deemed a reference to such document as may be, amended, supplemented, revised or modified from time to time.
(b)    Unless otherwise specified, all references to an “Article,” “Section,” or Schedule” are to an Article or Section hereof or a Schedule attached hereto.
(c)    All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
(d)    Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.
(e)    Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
(f)    Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(g)    A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
(h)    Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
(i)    Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.
(j)    Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to actual NSV, unless such volume has not been yet been determined, in which case, volume shall be an estimated net volume determined in accordance with the terms hereof.
(k)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(l)    For the purposes of this Agreement, any reference to the “first month” shall be the period from and including the Commencement Date to and including the Expiration Date. Any reference to the “prior month” means the period from and including February 1, 2012 to and including the day immediately preceding the Commencement Date.
1.3    The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.
ARTICLE 2
CONDITIONS TO COMMENCEMENT
2.1    Conditions to Obligations of Aron. The obligations of Aron contemplated by this Agreement shall be subject to satisfaction by the Company of the following conditions precedent on and as of the Commencement Date:
(a)    The Inventory Sales Agreement shall have been duly executed by the Company and, pursuant thereto, the Company shall have agreed to transfer to Aron on the Commencement Date, all right, title and interest in and to the Commencement Date Volumes, free and clear of all Liens;
(b)    The Company shall have agreed to the form of the Step-Out Inventory Sales Agreement in form and in substance satisfactory to Aron;
(c)    The Company shall have provided Aron evidence, in a form satisfactory to Aron, that the Revolving Credit Agreement was duly terminated and all liens on any crude oil or products held in the Included Locations filed pursuant to the Revolving Credit Agreement have been released;
(d)    The Company shall have duly executed the Storage Facilities Agreement in form and in substance satisfactory to Aron and provided Aron satisfactory documentation that it has secured, for the benefit of Aron, full, unencumbered storage and usage rights of the Crude Storage Tanks and the Product Storage Tanks;
(e)    The Required Storage and Transportation Arrangements shall have been duly executed by the Company (and its Affiliates, if appropriate) and all third parties thereto;
(f)    The Company shall have duly executed the Marketing and Sales Agreement in form and in substance satisfactory to Aron;
(g)    The Company shall have provided Aron with evidence, in a form satisfactory to Aron, that the Commencement Date Volumes will be sold to Aron free and clear of any liens under or pursuant to the Initial Term Credit Agreement and the security documents related thereto;
(h)    The Company shall have duly executed the Fee Letter and performed any terms and conditions thereof to be performed by the Company on or before the Commencement Date;
(i)    The Company shall have delivered to Aron a certificate signed by James Ranspot, Chief Legal Counsel—Corporate certifying as to incumbency, board approval, resolutions and other matters;
(j)    The Company shall have delivered to Aron an opinion of counsel, in form and substance satisfactory to Aron, covering such matters as Aron shall reasonably request, including: good standing; existence and due qualification; power and authority; due authorization and execution; enforceability; no conflicts; provided that, subject to Aron’s consent, certain of such opinions may be delivered by James Ranspot, Chief Legal Counsel—Corporate;
(k)    No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;
(l)    The Refinery or any of the Included Locations shall not have been affected adversely or threatened to be affected adversely by any loss or damage, whether or not covered by insurance, unless such loss or damages would not have a material adverse effect on the usual, regular and ordinary operations of the Refinery or the Storage Facilities;

(m)    The Company shall have delivered to Aron insurance certificates evidencing the effectiveness of the insurance policies set forth on Schedule F and otherwise comply with Article 15 below;
(n)    The Company shall have complied with all covenants and agreements hereunder that it is required to comply with on or before the Commencement Date;
(o)    All representations and warranties of the Company and its Affiliates contained in the Transaction Documents shall be true and correct on and as of the Commencement Date; and
(p)    The Company shall have delivered to Aron such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein.
2.2    Conditions to Obligations of the Company. The obligations of the Company contemplated by this Agreement shall be subject to satisfaction by Aron of the following conditions precedent on and as of the Commencement Date:
(a)    Aron shall have duly executed the Inventory Sales Agreement in form and substance satisfactory to the Company;
(b)    Aron shall have duly executed the Storage Facilities Agreement in form and in substance satisfactory to the Company;
(c)    Aron shall have duly executed the Marketing and Sales Agreement in form and in substance satisfactory to the Company;
(d)    Aron shall have agreed to the form of the Step-Out Inventory Sales Agreement in form and in substance satisfactory to the Company;
(e)    Aron shall have duly executed the Fee Letter;
(f)    All representations and warranties of Aron contained in the Transaction Documents shall be true and correct on and as of the Commencement Date;
(g)    Aron shall have complied with all covenants and agreements hereunder that it is required to comply with on or before the Commencement Date; and
(h)    Aron shall have delivered to the Company such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein; and
(i)    Aron shall have delivered satisfactory evidence of its federal form 637 license.

2.3    Commencement Date.
(a)    Subject to the satisfaction of the conditions set forth in Sections 2.1 and 2.2, the “Commencement Date” shall be a Business Day specified by Aron in a written notice to the Company given at least one (1) Business Day prior to such Commencement Date, which shall occur on or after the Effective Date and on or prior to February 28, 2012 or such later date as the Parties shall agree (the “Latest Commencement Date”).
(b)    If the Commencement Date has not occurred on or before the Latest Commencement Date, this Agreement shall terminate on the first Business Day following the Latest Commencement Date. In such case, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Article 2, Article 20, Article 21 and Article 23 and any obligation under the last sentence of this Section 2.3(b); provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Without limiting the foregoing, if the failure of the Commencement Date to occur on or before the Latest Commencement Date is due to (i) any breach by the Company of its obligations hereunder, including its obligations under clause (c) below or (ii) the failure of any of the conditions contained in Section 2.1 to be satisfied on or before the Latest Commencement Date for any reason whatsoever, then the Company shall be obligated to reimburse Aron for any loss, costs and damages incurred or realized by Aron as a result of its maintaining, terminating or obtaining any Related Hedges.
(c)    From and after the Effective Date, the Company shall use commercially reasonable efforts to cause each of the conditions referred to in Section 2.1 to be satisfied on or prior to the Latest Commencement Date and Aron shall use commercially reasonable efforts to cause each of the conditions referred to in Section 2.2 to be satisfied on or prior to the Latest Commencement Date.
(d)    [Reserved.]
(e)    The Company covenants and agrees to take (or cause its Affiliates to take) all actions necessary to cause any Crude Oil Linefill or Product Linefill included in the Commencement Date Volumes to be transferred to Aron on and effective as of the Commencement Date.
2.4    Post-Commencement Date Undertakings.
(a)    From and after the Commencement Date, the Parties shall endeavor, in good faith, to negotiate the terms and conditions of supply and offtake agreement with a minimum one year term to commence on the Expiration Date hereof (a “Long-Term Agreement”); provided that the foregoing shall not obligate either Party or constitute an agreement of the Parties to enter into any Long-Term Agreement, it being further acknowledged and agreed that the Parties will only be bound if and when a definitive Long-Term Agreement is executed by the Parties and only by the terms and conditions contained in such definitive Long-Term Agreement.

(b)    From and after the Commencement Date, the Company will cooperate with Aron to cause to be prepared, executed and filed, in such jurisdictions as Aron shall deem necessary or appropriate, UCC-1 financing statements reflecting Aron as owner of all Crude Oil in the Crude Storage Tanks and all Products in the Product Storage Tanks. The Company shall execute and deliver to Aron, and the Company hereby authorizes Aron to file (with or without the Company’s signature), at any time and from time to time, all such financing statements, amendments to financing statements, continuation financing statements, termination statements, relating to such Crude Oil and Products, and other documents and instruments, all in form satisfactory to Aron, as Aron may request, to confirm Aron’s ownership of such Crude Oil and Products and to otherwise and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, the Company ratifies and authorizes the filing by Aron of any financing statements filed prior to the Commencement Date.
ARTICLE 3
TERM OF AGREEMENT
3.1    Term. This Agreement shall become effective on the Effective Date and, subject to Section 2.3(b) shall continue for a period starting at 00:00:01 a.m., PST on the Commencement Date and ending at 11:59:59 p.m., PST on March 31, 2012 (the “Term”; the last day of such Term being herein referred to as the “Expiration Date”).
3.2    [Reserved.]
3.3    Obligations upon Termination. In connection with the termination of the Agreement on the Expiration Date or the Early Termination Date, the Parties shall perform their obligations relating to termination pursuant to Article 19.
3.4    The Parties acknowledge that the Refinery is currently idle and may not resume its operations prior to the end of the Term and that, accordingly, many of the provisions contained herein and in the Marketing and Sales Agreement may not be operative during the Term or may be operative only to a limited extent. The Parties have determined to include such provisions to address any limited Refinery operations that may occur and the possible resumption of commercial operations earlier than anticipated.
ARTICLE 4
COMMENCEMENT DATE TRANSFER
4.1    Transfer and Payment on the Commencement Date. The Parties acknowledge that Aron’s obligations hereunder (other than its obligation under Section 2.3(a) above) shall commence on the Commencement Date only if the Commencement Date Volumes shall be sold and transferred to Aron as provided under the Inventory Sales Agreement, against payment of the Estimated Commencement Date Value made as provided therein.

4.2    Post-Commencement Date Reconciliation and True-up. The Parties further acknowledge that the determination and payment of the Definitive Commencement Date Value shall be made as provided in the Inventory Sales Agreement.
ARTICLE 5
PURCHASE AND SALE OF CRUDE OIL
5.1    Sale of Crude Oil.
(a)    On and after the Commencement Date through the end of the Term, and subject to (a) Aron’s ability to procure Crude Oil in accordance with the terms hereof, (b) its receipt of Crude Oil under Procurement Contracts and (c) the Company’s maintenance of the Base Agreements and Required Storage and Transportation Arrangements and compliance with the terms and conditions hereof, Aron will endeavor, in a commercially reasonable manner, to enter into Procurement Contracts which will accommodate, in the aggregate, monthly deliveries of crude oil that equal or exceed an average of fifty thousand (50,000) Barrels per day and the Company agrees to purchase and receive from Aron all such crude oil as provided herein. Aron shall, in accordance with the terms and conditions hereof, have the right to be the exclusive owner of crude oil in the Crude Storage Tanks.
(b)    Notwithstanding the foregoing, or anything herein to the contrary, Aron shall have no obligation to enter into any Procurement Contract hereunder unless Aron otherwise agrees.
5.2    Monthly and Weekly Forecasts and Projections.
(a)    No later than the tenth (10th) Business Day prior to the Contract Cutoff Date of the Nomination Month, Aron shall provide the Company with a preliminary written forecast of Aron’s Target Month End Crude Volume and Target Month End Product Volume for the Delivery Month. During the first two months of deliveries of Crude Oil made pursuant to this Agreement, Aron’s Target Month End Crude Volume and Target Month End Product Volume shall be the amounts set forth on Schedule D.
(b)    No later than four (4) Business Days prior to the earliest Contract Cutoff Date in any Nomination Month, the Company shall provide Aron with a written forecast of the Refinery’s anticipated Crude Oil requirements for the related Delivery Month (each, a “Monthly Crude Forecast”).
(c)    No later than 5:00 p.m., PST each Monday, the Company shall provide Aron with a written summary of the Refinery’s projected Crude Oil runs for the upcoming production week (each, a “Weekly Projection”).
(d)    The Company shall promptly notify Aron in writing upon learning of any material change in any Monthly Crude Forecast or Weekly Projection or if it is necessary to delay any previously scheduled pipeline nominations.

(e)    The Parties acknowledge that the Company is solely responsible for providing the Monthly Crude Forecast and the Weekly Projection and for making any adjustments thereto, and the Company agrees that all such forecasts and projections shall be prepared in good faith, with due regard to all available and reliable historical information and the Company’s then-current business prospects, and in accordance with such standards of care as are generally applicable in the U.S. oil refining industry. The Company acknowledges and agrees that (i) Aron shall be entitled to rely and act, and shall be fully protected in relying and acting, upon all such forecasts and projections, and (ii) Aron shall not have any responsibility to make any investigation into the facts or matters stated in such forecasts or projections.
5.3    Procurement of Crude Oil.
(a)    [Reserved.]
(b)    From time to time during the Term of this Agreement, the Company may propose that an additional Procurement Contract be entered into, including any such additional Procurement Contract as may be entered into in connection with the expiration of an outstanding Procurement Contract. If the Parties mutually agree to seek additional Procurement Contracts, then the Company shall endeavor to identify quantities of Crude Oil that may be acquired on a spot or term basis from one or more Third Party Suppliers. The Company may negotiate with any such Third Party Supplier regarding the price and other terms of such potential additional Procurement Contract. The Company shall have no authority to bind Aron to, or enter into on Aron’s behalf, any additional Procurement Contract or Procurement Contract Assignment, and the Company shall not represent to any third party that it has such authority. If the Company has negotiated an offer from a Third Party Supplier for an additional Procurement Contract (and if relevant, Procurement Contract Assignment) that the Company wishes to be executed, the Company shall apprise Aron in writing of the terms of such offer, Aron shall promptly determine and advise the Company as to whether Aron desires to accept such offer. If Aron indicates its desire to accept such offer, then Aron shall promptly endeavor to formally communicate its acceptance of such offer to the Company and such Third Party Supplier so that the Third Party Supplier and Aron may enter into a binding additional Procurement Contract (and if relevant, Procurement Contract Assignment) provided that any additional Procurement Contract (and, if relevant, related Procurement Contract Assignment) shall require Aron’s express agreement and Aron shall not have any liability under or in connection with this Agreement if for any reason it, acting in good faith, does not agree to any proposed additional Procurement Contract or related Procurement Contract Assignment.
(c)    If the Company determines, in its reasonable judgment, that it is commercially beneficial for the Refinery to run a particular grade and/or volume of Crude Oil that is available from a Third Party Supplier that is not a counterparty with which Aron is then prepared to enter into a contract, then the Company may execute a contract to acquire such Crude Oil for the Company’s account.

(d)    Title for each quantity of Crude Oil delivered into a Crude Storage Tank shall pass to Aron, (i) if delivered under a Procurement Contract with a Third Party Supplier, from such Third Party Supplier as provided in the relevant Procurement Contract, (ii) if delivered under a Procurement Contract with the Company, at the upstream delivery point specified therein and (iii) if not delivered under a Procurement Contract (and whether such delivery is via an Included Crude Pipeline or another crude pipeline), from the Company as the crude oil passes the Crude Intake Point. The Parties acknowledge that the consideration due from Aron to the Company for any crude oil that is not delivered under a Procurement Contract will be reflected in the Monthly True-up Amounts determined following delivery and in accordance with Schedule C.
(e)    [Reserved.]
(f)    No later than four (4) Business Days prior to the earliest Contract Cutoff Date in any Nomination Month, the Company shall inform Aron whether the Company has purchased or intends to purchase any Crude Oil that is not being procured under a Procurement Contract for delivery during the related Delivery Month (“Other Barrels”), in which case the Company shall provide to Aron the quantity, grade and delivery terms of such Other Barrels expected to be delivered to the Crude Storage Tanks during such Delivery Month.
5.4    Nominations under Procurement Contracts and for Pipelines.
(a)    On the Business Day following receipt of the Monthly Crude Forecast and prior to the delivery of the Projected Monthly Run Volume, Aron shall provide to the Company Aron’s preliminary Target Month End Crude Volume and Target Month End Product Volume for the related Delivery Month if different from the Target Month End Crude Volume and Target Month End Product Volume for the related Delivery Month previously provided in Section 5.2(a). By no later than two (2) Business Days prior to the earliest Contract Cutoff Date occurring in such Nomination Month, the Company shall provide to Aron the Projected Monthly Run Volume for the Delivery Month for which deliveries must be nominated prior to such Contract Cutoff Dates. As part of such Projected Monthly Run Volume, the Company may specify the grade of such Projected Monthly Run Volume, provided that such grades and their respective quantities specified by the Company shall fall within the grades and quantities then available to be nominated by Aron under the outstanding Procurement Contracts.
(b)    Provided that the Company provides Aron with the Projected Monthly Run Volume as required under Section 5.4(a), Aron shall make all scheduling and other selections and nominations (collectively, “Contract Nominations”) that are to be made under the Procurement Contracts on or before the Contract Cutoff Dates for the Procurement Contracts and such Contract Nominations shall reflect the quantity of each grade specified by the Company in such Projected Monthly Run Volume. Should any Contract Nomination not be accepted by any Third Party Supplier under a Procurement Contract, Aron shall promptly advise the Company and use commercially reasonable efforts with the Company and such Third Party Supplier to revise the Contract Nomination subject to the terms of any such

Procurement Contract. Aron shall provide the Company with confirmation that such Contract Nominations have been made.
(c)    Insofar as any pipeline nominations are required to be made by Aron for any Crude Oil prior to any applicable Pipeline Cutoff Date for any month, Aron shall be responsible for making such pipeline and terminal nominations for that month; provided that, Aron’s obligation to make such nominations shall be conditioned on its receiving from the Company scheduling instructions for that month a sufficient number of days prior to such Pipeline Cutoff Date so that Aron can make such nominations within the lead times required by such pipelines and terminals. Aron shall not be responsible if a Pipeline System is unable to accept Aron’s nomination or if the Pipeline System must allocate Crude Oil among its shippers.
(d)    The Parties agree that the Company may, from time to time, request that Aron make adjustments or modifications to Contract Nominations it has previously made under the Procurement Contracts. Promptly following receipt of any such request, Aron will use its commercially reasonable efforts to make such adjustment or modification, subject to any limitations or restrictions under the relevant Procurement Contracts. Any additional cost or expenses incurred as a result of such an adjustment or modification shall constitute an Ancillary Cost hereunder.
(e)    Aron shall not nominate or to its knowledge otherwise acquire any Crude Oil with characteristics that are not previously approved by the Company for use at the Refinery, such approval to be in the Company’s sole and absolute discretion.
(f)    [Reserved.]
(g)    Each of the Company and Aron agrees to use commercially reasonable efforts in preparing the forecasts, projections and nominations required by this Agreement in a manner intended to maintain Crude Oil and Product operational volumes within the Operational Volume Range.
5.5    Transportation, Storage and Delivery of Crude Oil.
(a)    Aron shall have the exclusive right to inject (except for such injections by the Company otherwise contemplated hereby), store and withdraw Crude Oil in the Crude Storage Tanks as provided in the Storage Facilities Agreement.
(b)    Pursuant to the Required Storage and Transportation Arrangements, Aron shall have the right to inject (except for such injections by the Company otherwise contemplated hereby), store, transport and withdraw Crude Oil in and on the Included Crude Pipeline to the same extent as the Company’s rights to do so prior to the implementation of the Required Storage and Transportation Arrangements.
(c)    Provided no Default or Event of Default has occurred and is continuing, the Company shall be permitted to withdraw from the Crude Storage Tanks and take delivery of Crude Oil on any day and at any time. The withdrawal and receipt of any Crude Oil by the Company at the Crude Delivery Point shall be on an “ex works” basis. Aron shall be responsible only for arranging transportation and delivery of Crude Oil into the Crude Storage Tanks and the Company shall bear sole responsibility for arranging the withdrawal of Crude Oil from the Crude Storage Tanks. The Company shall take all actions necessary to maintain a connection with the Crude Storage Tanks to enable withdrawal and delivery of Crude Oil to be made as contemplated hereby.
5.6    Title, Risk of Loss and Custody.
(a)    Title to and risk of loss of the Crude Oil shall pass from Aron to the Company at the Crude Delivery Point. The Company shall assume custody of the Crude Oil as it passes the Crude Delivery Point.
(b)    During the time any Crude Oil or Products is held in any Storage Facilities, the Company, in its capacity as operator of the Storage Facilities and pursuant to the Storage Facilities Agreement, shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil or Products and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom except to the extent such Liabilities are caused by or attributable to any of the matters for which Aron is indemnifying the Company pursuant to Article 20.
(c)    At and after transfer of any Crude Oil at the Crude Delivery Point, the Company shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws pertaining to the possession, handling, use and processing of such Crude Oil and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom.
(d)    Notwithstanding anything to the contrary herein, Aron and the Company agree that the Company shall have an insurable interest in Crude Oil that is subject to a Procurement Contract and that the Company may, at its election and with prior notice to Aron, endeavor to insure the Crude Oil. If pursuant to the terms of this Agreement, the Company bears the loss of any Crude Oil, then (subject to any other setoff or netting rights Aron may have hereunder) any insurance payment to Aron made to cover same shall be promptly paid over by Aron to the Company.
5.7    Contract Documentation, Confirmations and Conditions.
(a)    Aron’s obligations to deliver Crude Oil under this Agreement shall be subject to (i) the Company’s identifying and negotiating potential Procurement Contracts, in accordance with Section 5.3, that are acceptable to both the Company and Aron relating to a sufficient quantity of Crude Oil to meet the Refinery’s requirements, (ii) the Company’s performing its obligations hereunder with respect to providing Aron with timely nominations, forecasts and projections (including Projected Monthly Run Volumes, as contemplated in Section 5.4(a)) so that Aron may make timely nominations under the

Procurement Contracts, (iii) all of the terms and conditions of the Procurement Contracts, (iv) any other condition set forth in Section 5.1 above and (v) no Event of Default having occurred and continuing with respect to the Company.
(b)    In documenting each Procurement Contract, Aron will endeavor and cooperate with the Company, in good faith and in a commercially reasonable manner, to obtain the Third Party Supplier’s agreement that a copy of such Procurement Contract may be provided to the Company; provided that this Section 5.7(b) in no way limits the Company’s rights to consent to all Procurement Contracts as contemplated by Section 5.3. In addition, to the extent it is permitted to do so, Aron will endeavor to keep the Company apprised of, and consult with the Company regarding, the terms and conditions being incorporated into any Procurement Contract under negotiation with a Third Party Supplier.
(c)    The Company acknowledges and agrees that, subject to the terms and conditions of this Agreement, it is obligated to purchase and take delivery of all Crude Oil acquired by Aron under Procurement Contracts executed in connection herewith and subject to the terms and conditions specified in Section 5.4 above. In the event of a dispute, Aron will provide, to the extent legally and contractually permissible, to the Company, a copy of the Procurement Contract in question.
5.8    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE WARRANTY OF TITLE WITH RESPECT TO CRUDE OIL DELIVERED HEREUNDER, ARON MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE CRUDE OIL FOR ANY PARTICULAR PURPOSE OR OTHERWISE. FURTHER, ARON MAKES NO WARRANTY OR REPRESENTATION THAT THE CRUDE OIL CONFORMS TO THE SPECIFICATIONS IDENTIFIED IN ARON’S CONTRACT WITH ANY THIRD PARTY SUPPLIER.
5.9    Quality Claims and Claims Handling.
(a)    The failure of any Crude Oil that Aron hereunder sells to the Company to meet the specifications or other quality requirements applicable thereto as stated in Aron’s Procurement Contract for that Crude Oil shall be for the sole account of the Company and shall not entitle the Company to any reduction in the amounts due by it to Aron hereunder; provided, however, that any claims made by Aron with respect to such non-conforming Crude Oil shall be for the Company’s account and resolved in accordance with Section 5.9(d).
(b)    The Parties shall consult with each other and coordinate how to handle and resolve any claims arising in the ordinary course of business (including claims related to Crude Oil, pipeline, rail, truck or ocean transportation, and any dispute, claim, or controversy arising hereunder between Aron and any of its vendors who supply goods or services in conjunction with Aron’s performance of its obligations under this Agreement) made by or against Aron. In all instances wherein claims are made by a third party against Aron which will be for the account of the Company, the Company shall have the right, subject to

Section 5.9(c), to either direct Aron to take commercially reasonable actions in the handling of such claims or assume the handling of such claims in the name of Aron, all at the Company’s cost and expense. To the extent that the Company believes that any claim should be made by Aron for the account of the Company against any third party (whether a Third Party Supplier, terminal facility, pipeline, storage facility or otherwise), and subject to Section 5.9(c), Aron will take any commercially reasonable actions as requested by the Company either directly, or by allowing the Company to do so, to prosecute such claim all at the Company’s cost and expense and all recoveries resulting from the prosecution of such claim shall be for the account of the Company.
(c)    Aron shall, in a commercially reasonable manner, cooperate with the Company in prosecuting any such claim and shall be entitled to assist in the prosecution of such claim at the Company’s expense.
(d)    Notwithstanding anything in Section 5.9(b) to the contrary, Aron may notify the Company that Aron is retaining control over the resolution of any claim referred to in Section 5.9(b) if Aron, in its reasonable judgment, has determined that it has commercially reasonable business considerations for doing so based on any relationships that Aron or any of its Affiliates had, has or may have with the third party involved in such claim; provided that, subject to such considerations, Aron shall use commercially reasonable efforts to resolve such claim, at the Company’s expense and for the Company’s account. In addition, any claim that is or becomes subject to Article 19 shall be handled and resolved in accordance with the provisions of Article 19.
(e)    If any claim contemplated in this Section 5.9 involves a counterparty that is an Affiliate of Aron and the management and operation of such counterparty is under the actual and effective control of Aron, then the Company shall control the dispute and resolution of such claim.
5.10    Communications.
(a)    Each Party shall promptly provide to the other copies of any and all written communications and documents between it and any third party which in any way relate to Ancillary Costs, including but not limited to written communications and documents with Pipeline Systems, provided that Aron has received such communications and documents in respect of the Pipeline System and/or any communications and documents related to the nominating, scheduling and/or chartering of vessels; provided that neither Party shall be obligated to provide to the other any such materials that contain proprietary or confidential information and, in providing any such materials, such Party may redact or delete any such proprietary or confidential information.
(b)    With respect to any proprietary or confidential information referred to in Section 5.10(a), Aron shall promptly notify the Company of the nature or type of such information and use its commercially reasonable efforts to obtain such consents or releases as necessary to permit such information to be made available to the Company.
(c)    [Reserved.]

ARTICLE 6
PURCHASE PRICE FOR CRUDE OIL
6.1    Daily Volumes. Each Business Day the Company shall provide to Aron, by no later than 1:00 pm PST meter tickets and/or meter readings, and tank gauge readings confirming the Measured Crude Quantity for each Crude Storage Tank for all Delivery Dates since the prior Business Day.
6.2    Purchase Price. As the purchase price for the Net Crude Sales Volume for any month, the Company shall owe to Aron when due the Monthly Crude Payment determined with respect to that Net Crude Sales Volume, subject to application of the relevant prices as provided on Schedule B hereto and calculation of the Monthly Crude Oil True-up Amount as provided for on Schedule C hereto, and payable as provided in Section 10.2.
6.3    Monthly Crude Payment. For any month, the “Monthly Crude Payment” shall equal, with respect to the Net Crude Sales Volume for such month, the sum of (A) the product of (1) the Monthly Crude Price for that month and (2) the Net Crude Sales Volume for such month (the amount determined in this clause (A) may be a positive or negative number), (B) the Crude Purchase Fee for that month and (C) the Ancillary Costs for that month. If the Monthly Crude Payment is a negative number, then the absolute value thereof shall represent an amount owed from Aron to the Company and payable as provided in Section 10.2.
6.4    As used herein:
(a)    For any month, the “Crude Purchase Fee” shall equal the sum of (A) the product of (1) Level One Fee per barrel and (2) the Reduced Fee Barrels for such month, plus (B) the product of (1) Level Two Fee per barrel and (2) the greater of (x) zero and (y) the Actual Monthly Crude Run for such month minus the Reduced Fee Barrels for such month, minus (C) if a Monthly Procurement Shortfall exists for such month, the product of the Shortfall Procurement Barrels for such month.
(b)    “Reduced Fee Barrels” means, for any month, whichever of the following is the smallest quantity: (i) the Actual Monthly Crude Run for such month, (ii) the Designated Company-Sourced Barrels for such Month and (iii) seventeen thousand (17,000) Barrels; provided that in no event shall the foregoing be less than zero.
(c)    “Actual Monthly Crude Run” means, for any month, the Net Crude Sales Volume for such month plus the aggregate quantity of those Other Barrels that are actually delivered and received at the Crude Storage Tanks during such month.
(d)    A “Monthly Procurement Shortfall” shall exist, for any month, if the Procurement Contracts providing for delivery during such month do not, in the aggregate, result in deliveries that equal or exceed an average of fifty thousand (50,000) Barrels per day.
(e)    If a Monthly Procurement Shortfall exists for any month, then the “Shortfall Procurement Barrels” for such month shall equal the lesser of (i) fifty thousand (50,000)

Barrels minus the average daily quantity of Barrels that are contemplated to be delivered under Procurement Contracts during such month multiplied by the number of days in such month and (ii) the average daily quantity of Barrels that were delivered under the Rejected Procurement Contracts for such month multiplied by the number of days in such month, minus the Other Rejected Barrels for such month.
(f)    “Rejected Procurement Contract” means, for any month, a contract that was first proposed as a Procurement Contract by the Company pursuant to Section 5.3(b) that contemplated deliveries during such month, was proposed to Aron no later than the last Business Day prior to the scheduling day for such month which Aron rejected and was entered into by the Company; provided that such contract shall only constitute a Rejected Procurement Contract if the economic and other material terms thereof are no more favorable to the Company than the economic and other materials terms thereof in the proposed Procurement Contract offered to Aron and if Aron had a period of at least two weeks following the initial date on which such contract was proposed in which to determine whether or not to enter into or reject such contract.
(g)    Those Designated Company-Sourced Barrels for any month that are not delivered under Rejected Procurement Contracts constitute the “Primary Company Barrels” for such month. If the Reduced Fee Barrels for such month exceed the Primary Company Barrels for such month, then such excess shall be the “Other Rejected Barrels” for such month.
6.5    Material Crude Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications (including specific gravity and sulfur content of the Crude Oil) of the Crude Oil procured, or projected to be procured, differ materially from the grades that have generally been run by the Refinery, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable price indices for such Crude Oil, and (ii) a settlement payment from one Party to the other sufficient to compensate the relevant Party for the relative costs and benefits to each of the price differences between the prior price indices and the amended price indices.
6.6    Upon Aron’s request, the Company will provide documentation evidencing all purchases of Designated Company-Sourced Barrels for any month.
ARTICLE 7
TARGET INVENTORY LEVELS AND WORKING CAPITAL ADJUSTMENT
7.1    Target Inventory Levels. Aron will set monthly inventory targets for Crude Oil and Products. Such monthly inventory targets for Crude Oil and Products shall be subject to the minimum and maximum inventory levels for each Pricing Group indicated on Schedule P hereto.
7.2    Target Month End Crude Volume.
(a)    By no later than two (2) Business Days prior to the earliest Contract Cutoff Date occurring in each Nomination Month, the Company shall notify Aron of the aggregate quantity of Crude Oil that the Company expects to run at the Refinery during the subject Delivery Month (the “Projected Monthly Run Volume”).
(b)    For each month of the Term, the “Target Month End Crude Volume” shall equal (i) the Target Month End Crude Volume for the immediately preceding month, subject to any adjustment thereto made pursuant to Section 7.1, plus (ii) the aggregate volume of Crude Oil that Aron has nominated under the Procurement Contracts for delivery during that month pursuant to Section 5.4(b), plus (iii) the aggregate volume of the expected Other Barrels, minus (iv) the Projected Monthly Run Volume for that month (except that the Target Month End Crude Volume as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as such on Schedule I hereto).
(c)    In establishing a Target Month End Crude Volume, Aron acknowledges that its ability to increase any such Target Month End Crude Volume is constrained to the extent that the Crude Oil available for delivery under the Procurement Contracts plus Other Barrels available for delivery during such month are not greater than the Company’s Crude Oil requirements for the Refinery for the month related to such Target Month End Crude Volume.
(d)    After Aron has established a Target Month End Crude Volume for any month, it may change such Target Month End Crude Volume as follows:
(i)    If the Actual Month End Crude Volume is above the Target Month End Crude Volume by more than thirty five thousand (35,000) Barrels and the Projected Net Crude Consumption is greater than the Actual Net Crude Consumption, then Aron may increase the Target Month End Crude Volume for such Delivery Month by the lesser of (i) the Actual Month End Crude Volume minus the sum of the Target Month End Crude Volume plus thirty five thousand (35,000)Barrels and (ii) the Projected Net Crude Consumption minus the Actual Net Crude Consumption. If the Target Month End Crude Volume is above the Actual Month End Crude Volume by more than thirty five thousand (35,000) Barrels and the Actual Net Crude Consumption is greater than the Projected Net Crude Consumption, then Aron may reduce the Target Month End Crude Volume for such Delivery Month by the lesser of (i) the Target Month End Crude Volume minus the sum of the Actual Month End Crude Volume plus thirty five thousand (35,000) Barrels and (ii) the Actual Net Crude Consumption minus the Projected Net Crude Consumption. Aron must notify the Company of its intent to make this change within four (4) Business Days after the end of such Delivery Month. The Company may dispute this change within one (1) Business Day after receiving such notification from Aron.
(ii)    In addition, Aron may adjust the Target Month End Crude Volume with the consent of the Company.

In all cases described above, the changed Target Month End Crude Volume affects only the subject month and does not impact the calculation of the Target Month End Crude Volume in subsequent months pursuant to Section 7.2(b).
(e)    If, with respect to any delivery month, the operator of any Included Crude Pipeline notifies Aron that its required Crude Oil Linefill for such month is greater than or less than the amount specified for such Included Crude Pipeline on Schedule D hereto, then the minimum and maximum Crude Oil inventory levels specified on Schedule D hereto shall, in such month (and for any subsequent months for which such increase or decrease remains in effect), be increased or decreased by an amount equal to such increase or decrease in such required Crude Oil Linefill.
7.3    Target Month End Product Volume.
(a)    By the thirteenth (13th) of each month the Company shall provide to Aron its standard run-out report (the “Run-out Report”) showing the estimated quantities of each Product that it expects to produce and deliver to Aron during the following month and the quantities of each Product it expects to sell under the Marketing and Sales Agreement during such following month (for each Product, the “Projected Monthly Production Volume”), which may, from time to time, be adjusted by the Company.
(b)    For each month and each type of Product, Aron shall from time to time (but subject to any applicable notification deadlines specified on Schedule D hereto) specify an aggregate quantity and grade that shall be the “Target Month End Product Volume” for that month (except that the Target Month End Product Volume for each type of Product as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as such on Schedule I hereto).
(c)    Provided that the Company has complied with its obligations under the Marketing and Sales Agreement, and subject to events of Force Majeure, facility turnarounds, the performance of any third parties (including purchasers of Products under the Marketing and Sales Agreement), Aron will, in establishing each Target Month End Product Volume, cause such Target Month End Product Volume to be within the applicable range specified for such Product on Schedule D hereto.
(d)    At any time prior to the beginning of the month to which a Target Month End Product Volume relates (but subject to any applicable notification deadlines specified on Schedule D hereto), Aron may change such Target Month End Product Volume.
(e)    After Aron has established a Target Month End Product Volume, it may change such Target Month End Product Volume if one of the following occurs: (i) the Actual Month End Product Volume is below the minimum of the Operational Volume Range or (ii) the Actual Month End Product Volume is above the maximum of the Operational Volume Range, in which case Aron may change its Target Month End Product Volume for such month to equal the Actual Month End Product Volume. Aron must notify the Company of its intent to make this change within four (4) Business Days after the end of such Delivery Month. The Company may dispute this change within one (1) Business Day after receiving such notification from Aron. In all cases described above, the changed Target Month End Product Volume affects only the subject month and does not impact the calculation of the Target Month End Product Volume in subsequent months.
(f)    The Target Month End Product Volume will be adjusted in accordance with the procedure for Excluded Transactions as described in the Marketing and Sales Agreement.
(g)    In addition, Aron may adjust the Target Month End Product Volume with the consent of the Company.
7.4    Monthly Working Capital Adjustment. Promptly after the end of each month, Aron shall determine the Monthly Working Capital Adjustment.
7.5    Monthly Product Sale Adjustments. For each month (or portion thereof) during the term of the Marketing and Sales Agreement and for each Product Group, Aron shall determine whether an amount is due by one Party to the other (for each Product Group, a “Monthly Product Sale Adjustment”) in accordance with the following terms and conditions:
(a)    For each Product Group and relevant period, Aron shall determine (i) the aggregate quantity of barrels of such Product Group sold during such period under Product Purchase Agreements and Company Purchase Agreements, (ii) the aggregate quantity of barrels of such Product Group sold under Excluded Transactions executed pursuant to Section 2.2(c) of the Marketing and Sales Agreement and (iii) the Aggregate Receipts (as defined below);
(b)    If, for any Product Group and relevant period, (i) the Aggregate Receipts exceeds the Index Value (as defined below), then the Monthly Product Sale Adjustment for that Product Group shall equal such excess and shall be due to the Company and (ii) the Index Value exceeds the Aggregate Receipts, then the Monthly Product Sale Adjustment for that Product Group shall equal such excess and shall be due to Aron;
(c)    If Aron determines that any Monthly Product Sale Adjustment is due, it will include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Product Sale Adjustment shall be incorporated as a component of the Monthly True-up Amount due for such period which, if due to the Company, shall be expressed as a positive number and, if due to Aron, shall be expressed as a negative number; and
(d)    As used herein:
(i)    “Aggregate Receipts” shall mean, for any Product Group and relevant period, the sum of (x) the actual aggregate purchase value invoiced by Aron for all quantities of such Product Group that Aron delivered during such period (without giving effect to any offsetting Excluded Transactions) under Product Purchase

Agreements with Customers and under Company Purchase Agreements with Company Purchasers (as defined in the Marketing and Sales Agreement) and (y) for any Excluded Transaction executed pursuant to Section 2.2(d)] and 2.2(c) of the Marketing and Sales Agreement, the aggregate purchase price that would have been payable under the proposed Product Purchase Agreement in connection with which such Excluded Transaction was executed;
(ii)    “Index Value” shall mean, for any Product Group and relevant period, the product of (A) the sum of the aggregate quantity of barrels of such Product Group sold during such period (without giving effect to any offsetting Excluded Transactions) under Product Purchase Agreements and Company Purchase Agreements and the quantity of sales for such period covered by clause (y) of the definition of Aggregate Receipts, multiplied by (B) the Long Product FIFO Price for that Product Group and period.
7.6    Monthly Cover Costs. If, for any month (or portion thereof), Aron reasonably determines that, as a result of the Company’s failure to produce the quantities of Product projected under this Agreement or the Company’s failure to comply with its obligations under the Marketing and Sales Agreement, Aron retains insufficient quantities of Product to comply with its obligations to any third parties or the Company, whether under Product Purchase Agreements, Company Purchase Agreements or Excluded Transactions, and Aron incurs any additional costs and expenses in procuring and transporting Product from other sources for purposes of covering such delivery obligations or the shortfall in the quantity held for its account (collectively, “Monthly Cover Costs”), then the Company shall be obliged to reimburse Aron for such Monthly Cover Costs. If Aron determines that any Monthly Cover Costs are due to it, Aron shall promptly communicate such determination to the Company and, subject to any mitigation of such costs actually achieved by the Company, include the calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Cover Costs shall be incorporated as a component of the Monthly True-up Amount due for such period hereunder.
7.7    Costs Related to Shortfall. To the extent that Aron is required to cover any shortfall in any Product delivery, whether under a Product Purchase Agreement or Company Purchase Agreement or otherwise, by any inventory it owns and acquires separately from the inventory owned and maintained in connection with this Agreement, any cost or loss incurred by Aron in connection therewith that is not otherwise included as a Cover Cost shall constitute an Ancillary Cost that is to be reimbursed to Aron.
7.8    Monthly Excluded Transaction Fee. For any barrel of gasoline, diesel or jet delivered by Aron under an Excluded Transaction (net of any purchases under Excluded Transactions), Aron shall be obligated to pay to the Company an amount equal to the applicable Per Barrel Adjustment. For each month, Aron shall determine the net quantities of gasoline and jet fuel delivered during such month under Excluded Transactions and the aggregate amount due under this Section 7.8 as a result of such deliveries (the “Monthly Excluded Transaction Fee”).

ARTICLE 8
PURCHASE AND DELIVERY OF PRODUCTS
8.1    Purchase and Sale of Products. Aron agrees to purchase and receive from the Company, and the Company agrees to sell and deliver to Aron, the entire Products output of the Refinery from and including the Commencement Date through the end of the Term of this Agreement, at the prices determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement.
8.2    Delivery and Storage of Products.
(a)    Unless otherwise agreed by Aron, all Products shall be delivered by the Company to Aron at the Products Delivery Point into the Product Storage Tanks, on an FOB basis.
(b)    Aron shall have exclusive right to store Products in the Product Storage Tanks as provided in the Storage Facilities Agreement.
8.3    Expected Yield and Estimated Output.
(a)    On or before the Commencement Date, the Company will provide to Aron an expected Product yield for the Refinery based on its then current operating forecast for the Refinery (the “Initial Estimated Yield”). From time to time, based on its then current operating forecast for the Refinery, the Company may provide to Aron a revised expected Product yield for the Refinery (each, a “Revised Estimated Yield” and, together with the Initial Estimated Yield, an “Estimated Yield”).
(b)    On the Commencement Date the Company shall, based on the then current Estimated Yield and such other operating factors as it deems relevant, prepare and provide to Aron an estimate of the Product quantities it expects to deliver to Aron during such month (each, a “Monthly Product Estimate”).
8.4    Delivered Quantities. For each Delivery Date, the Company shall provide to Aron, by no later than 1:00 p.m., PST on the next Business Day (except (i) in the case of Friday and Saturday, then by the following Monday and (ii) in the case of Sunday and Monday, then by the following Tuesday), meter tickets and/or meter readings and tank gauge readings confirming the Measured Product Quantity in each Product Storage Tank for each Product delivered during that Delivery Date.
8.5    Title and Risk of Loss. Title and risk of loss to Products shall pass from the Company to Aron as Products pass the Products Delivery Point. Aron shall retain title through the Included Product Pipelines and in the Included Third Party Storage Tanks. Title and risk of loss to Products shall pass from Aron to the Company as Products pass at the Products Offtake Point.

8.6    Product Specifications. The Company agrees that all Products sold to Aron hereunder shall conform to the respective specifications set forth on Schedule A or to such other specifications as are from time to time agreed upon by the Parties.
8.7    Purchase Price of Products. The per unit price for each type of Product sold to Aron hereunder shall equal the Long Product FIFO Price specified for such Product (the “Product Cost”), subject to application of the relevant prices as provided on Schedule B and calculation of the Monthly Product True-up Amount as provided for on Schedule C.
8.8    [Reserved.]
8.9    Transportation, Storage and Delivery of Products.
(a)    Aron shall have the exclusive right to inject, store and withdraw Products in the Products Storage Tanks as provided in the Storage Facilities Agreement.
(b)    Pursuant to the Required Storage and Transportation Arrangements, Aron shall have the exclusive right to inject (except for such injections by the Company otherwise contemplated hereby), store, transport and withdraw Products in and on the Included Product Pipelines and the Included Third Party Storage Tanks to the same extent as the Company’s rights to do so prior to the implementation of the Required Storage and Transportation Arrangements.
8.10    Material Product Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications or the mix of the constituents of a Pricing Group produced, or projected to be produced, differ materially from those that have generally been produced by the Refinery, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable price indices for such Product, and (ii) a settlement payment from one Party to the other sufficient to compensate the Parties for the relative costs and benefits to each of the price differences between the prior price indices and the amended price indices.
8.11    Certain Regulatory Matters. If Aron shall determine, in its sole judgment, that as a result of any law or regulation or interpretation thereof (or compliance by it with any request, guideline or directive) it is not permitted to hold or own asphalt or it would, were it to continue to hold or own asphalt, be or likely to be subject to additional or increased burdens or costs, then it shall notify the Company in writing of such determination and specify in such notice a date (the “Asphalt Transfer Date”) upon which the Company shall purchase from Aron all asphalt then held by Aron in any of the Product Storage Facilities at a per Barrel purchase price equal to the applicable price listed on Schedule B hereto; provided that if the basis for giving such notice is that Aron is or likely may be subject to additional or increased burdens or costs, then such Asphalt Transfer Date shall occur no earlier than six (6) months after the date such notice is given and to the extent that Aron incurs any such additional or increased burdens or costs after such notice and prior to such Asphalt Transfer Date, such additional or increased burdens or costs shall constitute Ancillary Costs hereunder; provided, however, that the Company may give notice to Aron of the acceleration of the Asphalt Transfer Date to an earlier date, with such earlier date occurring no less than three (3)

months following the date of the Company’s notice of acceleration. Aron shall estimate the volume of such asphalt and aggregate purchase price therefor and such aggregate estimated purchase price shall be payable to Aron as part of the Interim Payment due on such date. Thereafter, Aron shall promptly determine the volume of such asphalt and the aggregate definitive purchase price therefor (which to the extent applicable will reflect the application of the monthly true up calculations pursuant to Schedule C hereto) and to the extent such aggregate definitive purchase price differs from such aggregate estimated purchase price, the difference shall be included as an adjustment to the first Interim Payment due following the determination of such aggregate definitive purchase price. In addition, from and after the Asphalt Transfer Date, asphalt shall no longer constitute a Product for purposes of this Agreement or any of the other documents related hereto and, to the extent reasonably requested by Aron, the parties shall make such further amendments to this Agreement and such other documents are may be necessary to reflect the removal of asphalt from the definition of Products.
ARTICLE 9
ANCILLARY COSTS; MONTH END INVENTORY; CERTAIN DISPOSITIONS; TANK MAINTENANCE
9.1    Ancillary Costs.
(a)    From time to time, Aron shall estimate Ancillary Costs it expects to incur with respect to each day occurring during any month. As provided in Section 10.1, Aron shall include such daily estimate of Ancillary Costs in the determination of the Interim Payments due with respect to each day in such month.
(b)    Without limiting the foregoing, the Company agrees to reimburse Aron for all Ancillary Costs incurred by Aron. Such reimbursement shall occur from time to time upon demand of Aron to the Company. When making such demand, Aron shall promptly provide the Company with copies of any relevant invoices for Ancillary Costs incurred by Aron. All refunds or adjustments of any type received by Aron related to any Ancillary Costs shall be reflected in the Monthly True-up Amount as provided in Section 10.2 below.
9.2    Month End Inventory.
(a)    As of 11:59:59 p.m., PST, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Crude Storage Facilities and the Product Storage Facilities, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held in the Crude Storage Tanks and Included Crude Tanks at that time, plus the Crude Oil Linefill at that time (the “Actual Month End Crude Volume”) and (ii) for each Product, the aggregate volume of such Product held in the Product Storage Tanks and Included Product Tanks at that time, plus the Product Linefill for such Product at that time (each, an “Actual Month End Product Volume”). The Company shall notify Aron of the Actual Month End Crude Volume and each Actual Month End Product Volume by no later than 5:00 p.m., PST on the fifth Business Day thereafter, except that with respect to volume information provided by third parties, the Company shall endeavor to cause third parties to provide such information to Aron by the fifteenth (15th) day after the end of such month.

(b)    Aron may, or may have Supplier’s Inspector, witness all or any aspects of the Volume Determination Procedures as Aron shall direct. If, in the judgment of Aron or Supplier’s Inspector, the Volume Determination Procedures have not been applied correctly, then the Company will cooperate with Aron, or Supplier’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to the Actual Month End Crude Volume and any Actual Month End Product Volume as may be necessary to correct any such errors.
9.3    Calculation of Sales.
(a)    For any month, the “Net Crude Sales Volume” shall equal (A) the sum of (1) the Actual Month End Crude Volume for the prior month plus (2) the Monthly Crude Receipts for such month, minus (B) the Actual Month End Crude Volume for such month.
(b)    For any month, and for each Pricing Group (as defined on Schedule P), the “Net Product Sales Volume” shall equal (A) the sum of (1) the Actual Month End Product Volume for such month plus (2) the Monthly Product Sales for such month, minus (B) the Actual Month End Product Volume for the prior month.
9.4    Disposition Following Force Majeure.
(a)    Notwithstanding anything to the contrary, if Aron decides or is required, due to an event of Force Majeure affecting either Party or otherwise, to sell to any unrelated third parties, in arm’s length transactions, any quantities of Crude Oil that, based on the then current Monthly Crude Forecast or Weekly Projection, Aron would reasonably have expected to have sold to the Company (any quantity of Crude Oil so disposed of by Aron being referred to as a “Disposed Quantity”), then the Company shall be obligated to pay to Aron an amount equal to the difference between the price at which such Disposed Quantity would have been sold to the Company, minus the amount realized in the sale to a third party (the “Disposition Amount”). In no event shall the Disposed Quantity exceed the aggregate amount of Crude Oil that the Company would have been expected to purchase based on their current Monthly Crude Forecast or Weekly Projection for the period during which the Company is unable to take delivery of Crude Oil as the result of the Force Majeure event or otherwise.
(b)    In connection with its selling any Disposed Quantity, Aron shall promptly determine the Disposition Amount and issue to the Company an invoice for such amount. The Company shall pay to Aron the invoiced amount no later than the second Business Day after the date of such invoice. If, in connection with the sale of any Disposed Quantity, the Disposition Amount is a negative number, then Aron shall pay the amount of such excess to the Company no later than the second Business Day after the date of such invoice.
9.5    Tank Maintenance.
(a)    Promptly after the Company completes its annual business plan with respect to any year, it shall notify Aron of any tank maintenance contemplated with respect to such year that would result in any Crude Storage Tank or Product Storage Tank being unavailable for use by Aron. The Company immediately shall notify Aron orally (followed by prompt written notice) of any previously unscheduled downtime or maintenance of any Crude Storage Tank or Product Storage Tank and its expected duration.
(b)    The Company shall give Aron at least two (2) months’ prior written notice of any maintenance that the Company intends to conduct on any of the Crude Storage Tanks or Product Storage Tanks that would result in such storage tank being taken out of service (“Tank Maintenance”). The Parties agree to cooperate with each other in establishing the start date for any such maintenance so as to not unnecessarily interfere with any of Aron’s purchase or sale commitments or to otherwise accommodate, to the extent reasonably practicable, other commercial or market considerations that Aron deems relevant.
(c)    In connection with any Tank Maintenance, the Parties shall promptly consult and endeavor to agree on adjusted inventory minimum and maximum levels and other appropriate adjustments hereunder that are to apply during the period of such Tank Maintenance.
(d)    The Company agrees that it will use its best efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any Tank Maintenance as promptly as practicable. The Company shall provide Aron with an initial estimate of the period of any Tank Maintenance and shall regularly update Aron as to the progress of such Tank Maintenance. If, the Company determines that the expected completion date for Tank Maintenance has or is likely to change by thirty (30) days or more, it shall promptly notify Aron of such determination.
(e)    If as a result of Tank Maintenance and/or any unscheduled events resulting in the loss of tank availability, an aggregate volume of more than one hundred thousand (100,000) Barrels (based on shell capacity) of the storage tanks included in the Included Locations has ceased to be available for any period of at least ninety (90) consecutive days, then (i) the Company shall be obligated to reimburse Aron for any loss, costs and damages incurred or realized by Aron as a result of its maintaining, terminating or obtaining any Related Hedges in connection with such change in the Operational Volume Range and (ii) the Level Two Fee shall automatically be changed to equal the Second Level Two Fee set forth in the Fee Letter. Upon restoration of tanks to service such that less than one hundred thousand (100,000) Barrels (based on shell capacity) of the storage tanks included in the Included Locations are unavailable, the reimbursement obligation set forth in (i) above shall cease and the fee shall automatically revert from the Second Level Two Fee to the Level Two Fee, as each is set forth in the Fee Letter; provided that the Company shall be obligated to reimburse Aron for any loss, costs and damages incurred or realized by Aron as a result of its maintaining, terminating or obtaining any Related Hedges in connection with the restoration of such tank capacity.

ARTICLE 10
PAYMENT PROVISIONS
10.1    Interim Payments.
(a)    For each day, Aron will calculate a provisional payment (each an “Interim Payment”) by applying the applicable Daily Prices to the Estimated Daily Net Crude Sales and Estimated Daily Net Product Sales for that day, plus an estimate of Ancillary Costs for such day to the extent not directly invoiced to the Company, in the manner illustrated on Schedule G and using Best Available Inventory Data; provided that if inventory data have not been reported on any day within such two (2) Business Day period, Aron will use the inventory data for the day occurring during the thirty (30) day period preceding such calendar day that results in the largest Estimated Daily Net Crude Sales or the smallest Estimated Daily Net Product Sales (as the case may be);
provided that, if Aron determines that any inventory data it has used in such determination was inaccurate, then Aron may, at its option, adjust future Interim Payments (no more often than once per calendar week) to take account of any corrected inventory data.
(b)    With respect to the Estimated Daily Net Crude Sales and Estimated Daily Net Product Sales,
(i)    The inventory data to be used in determining each shall include the Best Available Inventory Data.
(ii)    The Company shall, at the end of each day, provide to Aron inventory reports in the form set forth on Schedule H, showing the quantity of Crude Oil held in Crude Storage Tanks and the quantities of Products held in Product Storage Tanks; and
(c)    For the purposes hereof,
(i)    “Estimated Daily Net Crude Sales” for any day shall be the estimate for that day of the Crude Oil volume that equals (x) the aggregate volume of Crude Oil held in the Crude Storage Facilities at the beginning of such day, minus (y) the aggregate volume of Crude Oil held in the Crude Storage Facilities at the end of such day; provided that in the event that Aron enters into any Procurement Contract hereunder, the Parties shall revise this definition to reflect Daily Crude Storage Receipts.
(ii)    “Estimated Daily Net Product Sales” for any day and Product shall be the estimate for that day of the Product volume that equals (x) the aggregate volume of such Product held in the Product Storage Facilities at the end of such day, plus (y) the Daily Product Sales of such Product for such day, minus (z) the aggregate volume of such Product held in the Product Storage Facilities at the beginning of such day; and

(d)    For each day, Aron shall determine the Estimated Daily Net Crude Sales and Estimated Daily Net Product Sales, in a commercially reasonable manner based on the inventory data and otherwise in the manner contemplated by this Section 10.1 and Schedule G, and to the extent it deems appropriate taking into account such other data as may be relevant to the determination of such estimates.
(e)    [Reserved.]
(f)    Aron shall advise the Company of the amount of an Interim Payment via invoice issued in accordance with Schedule G. The party obligated to make such Interim Payment shall cause such payment to be made on the applicable Payment Date indicated on Schedule G.
(g)    For any Business Day, the Interim Payment to be determined and advised by Aron shall be the Interim Payment for that day, provided that if such Business Day is followed by one or more non-Business Days (whether weekends or Bank Holidays), then Aron shall determine and advise to the Company the Interim Payment for that Business Day as well as the Interim Payment each of such following non-Business Days and all such Interim Payments shall be due on the same day.
10.2    Monthly True-up Amount.
(a)    Aron will use commercially reasonable efforts to provide to the Company, within fifteen (15) Business Days after the end of any month, a calculation and appropriate documentation to support such calculation for such month for a monthly true-up payment (the “Monthly True-up Amount”). The Monthly True-up Amount for any month shall be equal to:
(i)    the Monthly Crude Oil True-up Amount (as defined in Schedule C); plus
(ii)    the Aggregate Monthly Product True-up Amount (as defined in Schedule C), minus
(iii)    the Ancillary Costs for such month, plus
(iv)    the Monthly Excluded Transaction Fee, plus
(v)    the Monthly Product Sales Adjustment, minus
(vi)    the Monthly Cover Costs, plus
(vii)    the Monthly Working Capital Adjustment, plus
(viii)    any other amount then due from Aron to the Company under this Agreement or any other Transaction Document, minus

(ix)    any other amount then due from the Company to Aron under this Agreement or any other Transaction Document.
If the Monthly True-up Amount is a positive number, such amount shall be due from Aron to the Company, and if the Monthly True-up Amount is a negative number, then the absolute value thereof shall be due from the Company to Aron. The Company shall pay any Monthly True-up Amount due to Aron within two (2) Business Days after the Company’s receipt of the monthly invoice and all related documentation supporting the invoiced amount. Aron shall pay any Monthly True-up Amount due to the Company within two (2) Business Days after making its definitive determination of such amount.
(b)    For purposes of determining the amounts due under clauses (i) and (ii) of Section 10.2(a), the definitions and formulas set forth in Schedule C shall apply and for purposes of determining the amount due under clause (v) of Section 10.2(a), the definitions and formula set forth in Schedule L shall apply.
(c)    For purposes of determining the Monthly Crude Oil True-up Amount for the first month of the Term hereof, and notwithstanding anything to the contrary in Schedule C:
(i)    the “Short Crude FIFO Position” as of the end of the prior month (i.e., February 2012) shall equal the lesser of (x) zero and (y) the Commencement Date Crude Oil Volume minus the Target Month End Crude Volume as of the Commencement Date;
(ii)    the “Long Crude FIFO Position” as of the end of the prior month shall equal the greater of (x) zero and (y) the Commencement Date Crude Oil Volume minus the Target Month End Crude Volume as of the Commencement Date; and
(iii)    the “FIFO Sale Price from Prior Month” shall equal the “Step-in Price” for Crude Oil as determined pursuant to Schedule B.
(d)    For the purposes of determining each Monthly Product True-up Amount for the first month of the Term hereof, and notwithstanding anything to the contrary in Schedule C:
(i)    the “Short Product FIFO Position” as of the end of the prior month (i.e., February 2012) for a particular Product Group shall equal the lesser of (x) zero and (y) the Commencement Date Product Volume for that Product Group minus the Target Month End Product Volume as of the Commencement Date for that Product Group;
(ii)    the “Long Product FIFO Position” as of the end of the prior month shall equal the greater of (x) zero and (y) the Commencement Date Product Volume for that Product Group minus the Target Month End Product Volume as of the Commencement Date for that Product Group; and

(iii)    the “Product FIFO Purchase Price from Prior Month” shall equal the “Step-in Price” for such Product Group as determined pursuant to Schedule B.
10.3    Facility Fee. As additional consideration for the arrangements contemplated hereby, the Company agrees to pay to Aron the Facility Fee for the Term, to be paid on the Termination Date.
10.4    Invoices.
(a)    Invoices shall be prepared and submitted in accordance to Schedule G.
(b)    If the Company in good faith disputes the amount of any invoice issued by Aron relating to any amount payable hereunder (including Interim Payments, Monthly True-up Amounts or Ancillary Costs), it nonetheless shall pay Aron the full amount of such invoice by the due date and inform Aron in writing of the portion of the invoice with which it disagrees and why; provided that, to the extent that the Company promptly informs Aron of a calculation error that is obvious on its face, the Company shall pay Aron the undisputed amounts and may retain such disputed amount pending resolution of such dispute. The Parties shall cooperate in resolving the dispute expeditiously. If the Parties agree that the Company does not owe some or all of the disputed amount or as may be determined by a court pursuant to Article 23, Aron shall return such amount to the Company, together with interest at the Fed Funds Rate from the date such amount was paid, within two (2) Business Days from, as appropriate, the date of their agreement or the date of the final, non-appealable decision of such court. Following resolution of any such disputed amount, Aron will issue a corrected invoice and any residual payment that would be required thereby will be made by the appropriate Party within two (2) Business Days. To the extent that the Existing Procurement Contract permits disputed amounts to be retained pending resolution of disputes, the Parties agree to permit disputed amounts to be retained hereunder on the same terms, notwithstanding anything hereunder to the contrary.
10.5    Other Feedstocks. If Aron procures any catfeed or other non-Crude Oil feedstocks for the Company to run at the Refinery, the parties shall agree in connection with such procurement upon terms for incorporating the purchase of such feedstocks into the daily and monthly settlements contemplated by Sections 10.1 and 10.2 above.
10.6    Interest. Interest shall accrue on late payments under this Agreement at the Default Interest Rate from the date that payment is due until the date that payment is actually received by Aron.
10.7    Payment in Full in Same Day Funds. All payments to be made under this Agreement shall be made by telegraphic transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. Except as expressly provided in this Agreement, all payments shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which a Party may now have or hereafter acquire against the other Party, whether pursuant to the terms of this Agreement or otherwise.

ARTICLE 11
INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT
11.1    Aron shall be entitled to have Supplier’s Inspector present at any time the Volume Determination Procedures are to be applied in accordance with the terms of this Agreement and to observe the conduct of Volume Determination Procedures.
11.2    In addition to its rights under Section 11.1, Aron may, from time to time during the Term of this Agreement, upon reasonable prior notice to the Company, at Aron’s own cost and expense, have Supplier’s Inspector conduct surveys and inspections of any of the Storage Facilities or observe any Crude Oil or Product transmission, handling, metering or other activities being conducted at such Storage Facilities or the Delivery Points; provided that such surveys, inspections and observations shall not materially interfere with the ordinary course of business being conducted at such Storage Facilities or the Refinery.
11.3    In the event that recalibration of meters, gauges or other measurement equipment is requested by Aron such as “strapping,” the Parties shall select a mutually agreeable certified and licensed independent petroleum inspection company (the “Independent Inspection Company”) to conduct such recalibration. The cost of the Independent Inspection Company is to be shared equally by the Company and Aron.
11.4    Standards of Measurement. All quantity determinations herein will be corrected to sixty (60) degrees Fahrenheit based on a U.S. gallon of two hundred thirty one (231) cubic inches and forty two (42) gallons to the Barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (Table 6A of ASTM-IP for Feedstocks and Table 6B of ASTM-IP for Products).
ARTICLE 12
FINANCIAL INFORMATION; CREDIT SUPPORT; AND ADEQUATE ASSURANCES
12.1    Provision of Financial Information. The Company shall provide Aron (i) within ninety (90) days following the end of each of its fiscal years, (a) a copy of the annual report, containing audited consolidated financial statements of Alon USA Energy, Inc. and its consolidated subsidiaries for such fiscal year certified by independent certified public accountants and (b) the balance sheet, statement of income and statement of cash flow of the Company for such fiscal year, as reviewed by the Company’s independent certified public accountants, and (ii) within forty five (45) days after the end of its first three fiscal quarters of each fiscal year, a copy of the quarterly report, containing unaudited consolidated financial statements Alon USA Energy, Inc. and its consolidated subsidiaries for such fiscal quarter; provided that so long as Alon USA Energy, Inc. is required to make public filings of its quarterly and annual financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then the Company will not be required to provide such annual or quarterly financial reports of Alon USA Energy, Inc. to Aron.

12.2    Additional Information.
(a)    Upon reasonable notice, the Company shall provide to Aron such additional information as Aron may reasonably request to enable it to ascertain the current financial condition of the Company, including product reports in the form of Schedule S; and
(b)    From time to time, upon reasonable request by Aron, the Company shall obtain and provide to Aron an estoppel certificate from the Landlord (as defined in the Master Lease) confirming that there are no defaults thereunder and that the Master Lease continues to be in full force and effect.
12.3    Notification of Certain Events. The Company shall notify Aron within one (1) Business Day after learning of any of the following events:
(a)    The Company’s or any of its Affiliates’ binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any Person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets; or
(b)    The Company’s or any of its Affiliates’ binding agreement to consolidate or amalgamate with, merge with or into, or transfer all or substantially all of its assets to, another entity (including an Affiliate).
(c)    An early termination of or any notice of “event of default” under any Base Agreement.
12.4    [Reserved.]
12.5    Adequate Assurances. If, during the Term of this Agreement, a Material Adverse Change has occurred with respect to the Company and is continuing, then Aron may notify the Company thereof and demand in writing that the Company provide to Aron adequate assurance of the Company’s ability to perform its obligations hereunder. Such adequate assurance (the “Adequate Assurance”) may take the form of a prepayment from the Company to Aron in such amount as Aron reasonably deems sufficient, a provision of additional credit support in the form of letters of credit, third party guaranties and/or collateral security in such forms and amount and provided by such parties as Aron reasonably deems sufficient or such other form of assurance as Aron reasonably deems sufficient, in each case taking into account such Material Adverse Change. If such adequate assurance is not received within ten (10) Business Days after such demand by Aron, then such failure shall constitute an Event of Default by the Company under clause (j) of Section 18.1.
ARTICLE 13
REFINERY TURNAROUND, MAINTENANCE AND CLOSURE
13.1    The Company shall promptly notify Aron in writing of the date for which any maintenance or turnaround at the Refinery has been scheduled, or any revision to previously scheduled maintenance or turnaround, which may affect receipts of Crude Oil at the Refinery or the Storage Facilities, the processing of Crude Oil in the Refinery or the delivery of Products to Aron or by Aron to the Company or any third parties; provided that, (i) promptly after the Company completes its annual business plan with respect to any year, it shall notify Aron of any such maintenance or turnaround contemplated with respect to such year and (ii) the Company shall give Aron at least two (2) months’ prior written notice of any such scheduled maintenance or turnaround.
13.2    The Company immediately shall notify Aron orally (followed by prompt written notice) of any previously unscheduled downtime, maintenance or turnaround and its expected duration.
13.3    In the event of a scheduled shutdown of the Refinery, the Company shall, to the extent feasible, complete processing of all Crude Oil being charged to, processed at or consumed in the Refinery at that time.
ARTICLE 14
TAXES
14.1    The Company shall pay and indemnify and hold Aron harmless against, the amount of all sales, use, gross receipts, value added, severance, valorem, excise, property, spill, environmental, transaction-based, or similar taxes, duties, assessments and fees, howsoever designated (each, a “Tax” and collectively, “Taxes”) regardless of the taxing authority, and all penalties and interest thereon, paid, owing, asserted against, or incurred by Aron directly or indirectly with respect to the Crude Oil procured and sold, and the Products purchased and resold, and other transactions contemplated hereunder to the greatest extent permitted by applicable law; in the event that the Company is not permitted to pay such Taxes, the amount due hereunder shall be adjusted such that the Company shall bear the economic burden of the Taxes. The Company shall pay when due such Taxes unless there is an applicable exemption from such Tax, with written confirmation of such Tax exemption to be contemporaneously provided to Aron. To the extent Aron is required by law to collect or pay such Taxes, one hundred percent (100%) of such Taxes shall be added to invoices as separately stated charges and paid in full by the Company in accordance with this Agreement, unless the Company is exempt from such Taxes and furnishes Aron with a certificate of exemption. Aron shall be responsible for all taxes imposed on Aron’s net income.
14.2    If the Company disagrees with Aron’s determination that any Tax is due with respect to transactions under this Agreement, the Company shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, the Company shall have the right to contest any asserted claim for such Taxes in its own name, subject to its agreeing to indemnify Aron for the entire amount of such contested Tax (including any associated interest and/or late penalties) should such Tax be deemed applicable. Aron agrees to reasonably cooperate with the Company, at the Company’s cost and expense, in the event the Company determines to contest any such Taxes.

14.3    The Company and Aron shall promptly inform each other in writing of any assertion by a taxing authority of additional liability for Taxes in respect of said transactions. Any legal proceedings or any other action against Aron with respect to such asserted liability shall be under Aron’s direction, but the Company shall be consulted. Any legal proceedings or any other action against the Company with respect to such asserted liability shall be under the Company’s direction, but Aron shall be consulted. In any event, the Company and Aron shall fully cooperate with each other as to the asserted liability. Each Party shall bear all the reasonable costs of any action undertaken by the other at the Party’s request.
14.4    Any other provision of this Agreement to the contrary notwithstanding, this Article 14 shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any Tax.
ARTICLE 15
INSURANCE
15.1    Insurance Coverages. The Company shall procure and maintain in full force and effect throughout the Term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise equivalent in respect of the Company’s properties and operations:
(a)    Property damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost of all Crude Oil to be delivered to the Company at the Crude Delivery Point and all Products to be delivered to Aron at the Products Delivery Point. In the event that the market value or potential full replacement cost of all Crude Oil and Products exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, the Company will maintain the highest insurance limit available at commercially reasonable rates; provided, however, that the Company will promptly notify Aron of the Company’s inability to fully insure any Crude Oil and Products and provide full details of such inability. Such policies shall be endorsed to name Aron as a loss payee with respect to any of Aron’s Crude Oil or Product in the care, custody or control of the Company. Notwithstanding anything to the contrary herein, Aron, may, at its option and expense, endeavor to procure and provide such property damage coverage for the Crude Oil and Products; provided that, to the extent any such insurance is duplicative with insurance procured by the Company, the insurance procured by the Company shall in all cases represent, and be written to be, the primary coverage.
(b)    Comprehensive or commercial general liability coverage and umbrella or excess liability coverage, which includes bodily injury, broad form property damage and contractual liability, products and completed operations liability and “sudden and accidental pollution” liability coverage in the minimum amounts indicated in Schedule F. Such policies shall include Aron as an additional insured with respect to any of Aron’s Crude Oil or Products in the care, custody or control of the Company.
15.2    Additional Insurance Requirements.

(a)    The foregoing policies shall include an endorsement that the underwriters waive all rights of subrogation against Aron.
(b)    The Company shall cause its insurance carriers to furnish Aron with insurance certificates, in ACORD form or equivalent, evidencing the existence of the coverages and the endorsements required above. The Company shall provide thirty (30) days’ written notice prior to cancellation of insurance becoming effective. The Company also shall provide renewal certificates within thirty (30) days before expiration of the policy.
(c)    The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.
(d)    The Company shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.
ARTICLE 16
FORCE MAJEURE
16.1    If a Party is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement (the “Affected Party”), it shall not be liable to the other Party to perform such obligation or condition (except for payment and indemnification obligations) for so long as the event of Force Majeure exists and to the extent that performance is hindered by such event of Force Majeure; provided, however, that the Affected Party shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party (the “Non-Affected Party”) likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations. The Parties acknowledge that if, as a result of a Force Majeure, the Company were to suspend its receipt and/or processing of Crude Oil, then Aron would be entitled to suspend, to a comparable extent, its purchasing of Products.
16.2    The Affected Party shall give prompt oral notice to the Non-Affected Party of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Crude Oil or Products affected. The Affected Party also shall promptly notify the Non-Affected Party when the event of Force Majeure is terminated. However, the failure or inability of the Affected Party to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure.
16.3    In the event the Affected Party’s performance is suspended due to an event of Force Majeure in excess of thirty (30) consecutive days after the date that notice of such event is given, and so long as such event is continuing, the Non-Affected Party, in its sole discretion, may terminate or curtail its obligations under this Agreement affected by such event of Force Majeure (the “Affected

Obligations”) by giving notice of such termination or curtailment to the Affected Party, and neither Party shall have any further liability to the other in respect of such Affected Obligations to the extent terminated or curtailed, except for the rights and remedies previously accrued under this Agreement, any payment and indemnification obligations by either Party under this Agreement and the obligations set forth in Article 19.
16.4    If any Affected Obligation is not terminated pursuant to this Article 16 or any other provision of this Agreement, performance shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the term of this Agreement shall not be extended.
16.5    The Parties acknowledge and agree that the right of Aron to declare a Force Majeure based upon any failure by a Third Party Supplier to deliver Crude Oil under a Procurement Contract is solely for purposes of determining the respective rights and obligations as between Aron and the Company with respect to any Crude Oil delivery affected thereby, and any such declaration shall not excuse the default of such Third Party Supplier under one or more Procurement Contracts. Any claims that Aron may have as a result of such Third Party Supplier’s failure shall be subject to Section 5.9 and any other applicable provisions of this Agreement relating to claims against third parties.
16.6    If at anytime during the Term any of the Required Storage and Transportation Arrangements cease to be in effect (in whole or in part) or any of the applicable Included Crude Pipelines, Included Product Pipelines or Included Third Party Storage Tanks cease, in whole or in part, to be available to Aron pursuant to the Required Storage and Transportation Arrangements, and the foregoing is a result of or attributable to any owner or operator of such Included Crude Pipelines, Included Product Pipelines or Included Third Party Storage Tanks becoming Bankrupt or breaching or defaulting in any of its obligations relating to the Required Storage and Transportation Arrangements, then:
(a)    The Company shall promptly use commercially reasonable efforts to establish for Aron’s benefit alternative and/or replacement storage and transportation arrangements no less favorable to Aron (in Aron’s reasonable judgment) than those that have ceased to be available;
(b)    Until such alternative and/or replacement arrangements complying with clause (a) above have been established, each Party shall be deemed to have been affected by an event of Force Majeure and its obligations under this Agreement shall be curtailed to the extent such performance is hindered by such lack of effectiveness of any Required Storage and Transportation Arrangements or the availability of any pipeline or storage facility related thereto; and
(c)    Without limiting the generality of the foregoing, in no event shall Aron have any obligation under or in connection with this Agreement to store Crude Oil or Product in any pipeline or store Crude Oil or Product in any storage facility at any time from and after the owner or operator thereof becoming Bankrupt.

ARTICLE 17
REPRESENTATIONS, WARRANTIES AND COVENANTS
17.1    Mutual Representations. Each Party represents and warrants to the other Party as of the Effective Date and each sale of Crude Oil hereunder, that:
(a)    It is an “Eligible Contract Participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended.
(b)    It is a “forward contract merchant” in respect of this Agreement and this Agreement and each sale of Crude Oil or Products hereunder constitutes a “forward contract,” as such term is used in Section 556 of the Bankruptcy Code.
(c)    It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.
(d)    It has the corporate, governmental or other legal capacity, authority and power to execute and deliver the Transaction Documents and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.
(e)    The execution, delivery and performance of the Transaction Documents and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.
(f)    All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to the Transaction Documents have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.
(g)    Its obligations under the Transaction Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
(h)    No Event of Default or Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under the Transaction Documents.
(i)    There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal,

Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under the Transaction Documents.
(j)    It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement.
(k)    It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.
(l)    It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party.
(m)    The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.
(n)    It is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.
(o)    Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil or Products hereunder who is entitled to any compensation with respect thereto.
None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.
17.2    Company’s Representations and Covenants.
(a)    The Company has delivered true and complete copies of the Base Agreements and Required Storage and Transportation Arrangements and all amendments thereto to Aron.
(b)    The Company shall in all material respects continue to perform its obligations under and comply with the terms of the Base Agreements and Required Storage and Transportation Arrangements.
(c)    The Company shall maintain and pursue diligently all its material rights under the Base Agreements and Required Storage and Transportation Arrangements and take all reasonable steps to enforce its rights and any rights granted to the Company thereunder.
(d)    The Company shall not modify, amend or waive rights arising under the Base Agreements or Required Storage and Transportation Arrangements without the prior written consent of Aron; provided, however, that if the Company provides Aron with notice, the

Company may make such modifications or amendments, including extensions or elections under any of the foregoing, that do not adversely affect Aron’s rights thereunder or otherwise interfere with Aron’s rights to use the Pipeline System and Included Third Party Storage Tanks subject thereto without the prior written consent of Aron.
(e)    The Company shall not cause or permit any of the Crude Oil or Products held at the Included Locations to become subject to any liens or encumbrances.
(f)    The Company represents and warrants that the Storage Facilities have been maintained, repaired, inspected and serviced in accordance with good and prudent industry standards and are in good working order and repair in all respects.
(g)    In the case of any Bankruptcy with respect to the Company, and to the extent permitted by applicable law, the Company intends that (i) Aron’s right to liquidate, collect, net and set off rights and obligations under this Agreement and liquidate and terminate this Agreement shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including sections 362(a), 547, 548 or 553 thereof; (ii) Aron shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362((b)(27), 362(o), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code.
(h)    The Company agrees that it shall have no interest in or the right to dispose of, and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature with respect to, any quantities of Crude Oil prior to the delivery thereof by Aron to the Company at the Crude Delivery Point or any quantities of Products after delivery thereof to Aron at the Products Delivery Point (collectively, “Aron’s Property”). The Company authorizes Aron to file at any time and from time to time any Uniform Commercial Code financing statements describing the quantities of Aron’s Property subject to this Agreement and Aron’s ownership thereof and title thereto, and the Company shall execute and deliver to Aron, and the Company hereby authorizes Aron to file (with or without the Company’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements, and other documents and instruments, in form reasonably satisfactory to Aron, as Aron may reasonably request, to provide public notice of Aron’s ownership of and title to the quantities of Aron’s Property subject to this Agreement and to otherwise protect Aron’s interest therein.
(i)    If a Subsequent Term Credit Agreement is executed, at such time the Company shall cause Aron to receive an acknowledgment, in form and substance reasonably acceptable to Aron, acknowledging that (i) the lenders under such Subsequent Term Credit

Agreement shall not for the duration of this Agreement or the Long-Term Agreement hold any liens on Aron’s Property, (ii) Aron may be granted a first priority lien on any inventory held by the Company to secure the Company’s obligations under this Agreement or the Long-Term Agreement and (iii) Aron shall have a right of access to Aron’s Property at the Included Locations and such other inventory where held and, in connection with such acknowledgement, the Company shall execute such additional documents as Aron shall request in order to grant such lien to Aron on such Company inventory.
17.3    Acknowledgment. The Company acknowledges and agrees that (1) Aron is a merchant of Crude Oil and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Aron’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for the Company, (2) Aron may, in its sole discretion, determine whether to advise the Company of any potential transaction with a Third Party Supplier and prior to advising the Company of any such potential transaction Aron may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of Aron’s business and Aron shall have no liability of any nature to the Company as a result of any such determination, (3) Aron has no fiduciary or trust obligations of any nature with respect to the Refinery or the Company or any of its Affiliates, (4) Aron may enter into transactions and purchase Crude Oil or Products for its own account or the account of others at prices more favorable than those being paid by the Company hereunder and (5) nothing herein shall be construed to prevent Aron, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in Crude Oil, Products or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under this Agreement.
ARTICLE 18
DEFAULT AND TERMINATION
18.1    Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:
(a)    Either Party fails to make payment when due (i) under Article 10, Article 19 or any Company Purchase Agreement within one (1) Business Day after a written demand therefor or (ii) under any other provision hereof or any other Transaction Document within five (5) Business Days; or
(b)    Other than a default described in Sections 18.1(a) and 18.1(c), either Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) fails to perform any material obligation or covenant to the other under this Agreement or any other Transaction Document, which is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within ten (10) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or

(c)    Either Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under any Transaction Document; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or
(d)    Either Party becomes Bankrupt; or
(e)    Either Party or any of its Designated Affiliates (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three (3) Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf); or either Party or any Affiliate of such Party that is party to any credit support document provided pursuant hereto or in connection herewith, disaffirms, disclaims, repudiates or rejects, in whole or in party, such credit support document or its obligations thereunder; or
(f)    An “Event of Default” with respect to Alon Refining Krotz Springs, Inc or Alon USA, LP shall occur under the ARKS Supply and Offtake Agreement or Big Spring Supply and Offtake Agreement respectively;
(g)    (i) The Company fails to perform its obligations under, comply with, or maintain a Base Agreement or the Required Storage and Transportation Arrangements; (ii) there shall occur an “Event of Default” under or early termination of the Master Lease, or (iii) the Company breaches its obligations under Section 17.2(e);
(h)    The Company or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of the assets of the Refinery; or
(i)    The Company or any of its Affiliates (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii)(A)the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of the Company or any of its Affiliates does not assume, in a manner satisfactory to Aron, all of the Company’s obligations hereunder and under the other Transaction Documents, or (B)

in the reasonable judgment of Aron, the creditworthiness of the resulting, surviving or transferee entity, taking into account any guaranties, is materially weaker than the Company immediately prior to the consolidation, amalgamation, merger or transfer; or
(j)    The Company fails to provide Adequate Assurance in accordance with Section 12.5 or
(k)    There shall occur either (A) a default, event of default or other similar condition or event (however described) in respect of the Company or any of its Affiliates under one or more agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than twenty million dollars ($20,000,000) which has resulted in such Specified Indebtedness becoming due and payable under such agreements and instruments before it would have otherwise been due and payable or (B) a default by the Company or any of its Affiliates (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than twenty million dollars ($20,000,000) under such agreements or instruments (after giving effect to any applicable notice requirement or grace period); or
(l)    An “Event of Default” has occurred under the Term Credit Agreement.
The Company shall be the Defaulting Party upon the occurrence of any of the events described in clauses (f)-(m) (inclusive) above.
18.2    Remedies Upon Event of Default.
(a)    Notwithstanding any other provision of this Agreement, if any Event of Default with respect to the Company, on the one hand, or Aron, on the other hand (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, Aron (where the Company is the Defaulting Party) or the Company (where Aron is the Defaulting Party) (such non-defaulting Party or Parties, the “Non-Defaulting Party”) may, without notice, (i) declare all of the Defaulting Party’s obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party and/or (ii) subject to Section 18.2(c), exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement or at law or equity, including all remedies provided under the Uniform Commercial Code and as provided under this Section 18.2.
(b)    Notwithstanding any other provision of this Agreement, if an Event of Default has occurred and is continuing with respect to the Defaulting Party, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement (and any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document) and, subject to Section 18.2(c), to liquidate and terminate any or all rights and obligations under this Agreement; provided that, in the event Aron is the Non-Defaulting Party, this Agreement shall not be deemed to have terminated in full until Aron shall have disposed of all Crude Oil and Products owned or maintained by Aron in connection herewith. The Settlement Amount (as defined below) shall be calculated in a commercially reasonable manner based on such liquidated and terminated rights and obligations and shall be payable by one Party to the others. The “Settlement Amount” shall mean the amount, expressed in U.S. Dollars, of losses and costs that are or would be incurred by the Non-Defaulting Party (expressed as a positive number) or gains that are or would be realized by the Non-Defaulting Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement. The determination of the Settlement Amount shall include (without duplication): (w) all reasonable losses and costs (or gains) incurred or realized by the Non-Defaulting Party, as a result of maintaining, terminating or obtaining any Related Hedge, (x) the losses and costs (or gains) incurred or realized by the Non-Defaulting Party in terminating, transferring, redeploying or otherwise modifying any outstanding Procurement Contracts and (y) the losses and costs (or gains) incurred or realized by the Non-Defaulting Party to the extent it elects to dispose of any Crude Oil inventories maintained for purposes of this Agreement. If the Settlement Amount is a positive number it shall be due to the Non-Defaulting Party and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party.
(c)    The Settlement Amount shall be determined by the Non-Defaulting Party, acting in good faith, in a commercially reasonable manner. The Non-Defaulting Party shall determine the Settlement Amount commencing as of the date on which such termination occurs by reference to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Non-Defaulting Party is not required to effect such terminations and/or determine the Settlement Amount on a single day, but rather may effect such terminations and determine the Settlement Amount over a commercially reasonable period of time (the last day of which period shall be the “Early Termination Date”). In calculating the Settlement Amount, the Non-Defaulting Party shall discount to present value (in any commercially reasonable manner based on London interbank rates for the applicable period and currency) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.
(d)    Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Aron is the Non-Defaulting Party, Aron may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (ii) withdraw from storage any and all of the Crude Oil and/or Products then in the Storage Facilities, (iii) otherwise arrange for the disposition of any Crude Oil and/or Products subject to outstanding Procurement Contracts and/or the modification, settlement or termination of such outstanding Procurement Contracts in such manner as it elects and (iv) liquidate in a commercially reasonable manner any credit support, margin or collateral, to the extent not already in the form of cash (including applying any other margin or collateral) and apply and set off such credit support, margin or collateral or the proceeds thereof against any obligation owing by the Company to Aron. Aron shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. The Company shall in all events remain liable to Aron for any amount payable by the Company in respect of any of its obligations remaining unpaid after any such liquidation, application and set off.

(e)    Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and the Company is the Non-Defaulting Party, the Company may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement and/or (ii) otherwise arrange for the settlement or termination of the parties’ outstanding commitments hereunder, the sale in a commercially reasonable manner of Crude Oil and/or Product for Aron’s account, and the replacement of the supply and offtake arrangement contemplated hereby with such alternative arrangements as it may procure.
(f)    The Non-Defaulting Party shall set off (i) the Settlement Amount (if due to the Defaulting Party), plus any performance security (including any other margin or collateral) then held by the Non-Defaulting Party pursuant to the Transaction Documents, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Defaulting Party hereunder (including under Article 10), against (ii) the Settlement Amount (if due to the Non-Defaulting Party), plus any performance security (including the any other margin or collateral) then held by the Defaulting Party, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Non-Defaulting Party hereunder (including under Article 10), so that all such amounts shall be netted to a single liquidated amount payable by one Party to the other (the “Liquidated Amount”). The Party with the payment obligation shall pay the Liquidated Amount to the applicable other Parties within one (1) Business Day after such amount has been determined. In addition, the Parties acknowledge that, in connection with an Event of Default hereunder, the Step-out Inventory Sales Agreement may be terminated and with respect thereto any rights and remedies available hereunder, under any other agreement between the Parties hereto or the parties thereto, or at law or equity may be exercised.
(g)    No delay or failure on the part of the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.
(h)    The Non-Defaulting Party’s rights under this Section 18.2 shall be in addition to, and not in limitation or exclusion of, any other rights which the Non‑Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts or other rights under any credit support that may from time to time be provided in connection with this Agreement. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.
(i)    If an Event of Default has occurred and is continuing, the Non-Defaulting Party may, without limitation on its rights under this Section 18.2, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other contract or agreement or otherwise and whether or not then due).

(j)    The Parties acknowledge and agree that this Agreement is intended to be a “master netting agreement” as such term is defined in section 101(38A) of the Bankruptcy Code.
ARTICLE 19
SETTLEMENT AT TERMINATION
19.1    Upon expiration or termination of this Agreement for any reason other than as a result of an Event of Default (in which case the Expiration Date, the Early Termination Date or such other date as the Parties may agree shall be the “Termination Date”), the Parties covenant and agree to proceed as provided in this Article 19; provided that (x) this Agreement shall continue in effect following the Termination Date until all obligations are finally settled as contemplated by this Article 19 and (y) the provisions of this Article 19 shall in no way limit the rights and remedies which the Non-Defaulting Party may have as a result of an Event of Default, whether pursuant to Article 18 above or otherwise:
(a)    If any Procurement Contract does not either (i) by its terms automatically become assigned to the Company on and as of the Termination Date in a manner which releases Aron from all obligations thereunder for all periods following the Termination Date or (ii) by its terms, expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the then existing Third Party Suppliers, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such Procurement Contract shall be assigned to the Company or shall be terminated, (ii) all rights and obligations of Aron under each of the then outstanding Procurement Contracts shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by such Third Party Suppliers and the Company from any further obligations thereunder. In connection with the assignment or reassignment of any Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the supply and payment arrangements, including any change in payment terms, under the relevant Procurement Contracts so as to prevent any material disruption in the supply of Crude Oil thereunder.
(b)    If, pursuant to the Marketing and Sales Agreement, any sales commitments are outstanding which, by their terms, extend beyond the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the purchasers thereunder, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such sales commitment shall be assigned (or reassigned) to the Company or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding sales commitment shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the purchasers thereunder and the Company from any further obligations with respect to such sales commitments. In connection with the assignment or reassignment of any Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the Product marketing and sales arrangements so as to prevent any material disruption in the distribution of Products from the Refinery.
(c)    In the event that Aron has become a party to any other third party service contract in connection with this Agreement and the transactions contemplated hereby, including any pipeline, terminalling, storage and shipping arrangement including but not limited to the Required Storage and Transportation Arrangements (an “Ancillary Contract”) and such Ancillary Contract does not by its terms expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into with each service provider thereunder such instruments or other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which as of the Termination Date (i) such Ancillary Contract shall be assigned to the Company or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding Ancillary Contract shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the third party service providers thereunder and the Company from any further obligations with respect to such Ancillary Contract.
(d)    The volume of Crude Oil and Products at the Included Locations shall be purchased and transferred as contemplated in the Step-Out Inventory Sales Agreement. The Crude Oil volumes measured by the Independent Inspector at the Termination Date and recorded in the Independent Inspector’s final inventory report shall be the “Termination Date Crude Oil Volumes” for the purposes of this Agreement and the Product volumes measured by the Independent Inspector at the Termination Date and recorded in the Independent Inspector’s final inventory report shall be the “Termination Date Product Volumes” for purposes of this Agreement, and such Termination Date Crude Oil Volumes and Termination Date Product Volumes shall collectively be referred to as the “Termination Date Volumes”.
(e)    Aron shall promptly reconcile and determine the Termination Amount pursuant to Section 19.2. The Parties shall promptly exchange all information necessary to determine the estimates and final calculations contemplated by Section 19.2.
(f)    Aron shall have no further obligation to purchase and shall not purchase or pay for Crude Oil or Products, or incur any such purchase obligations on and after the Termination Date. Except as may be required for Aron to fulfill its obligations hereunder until the Termination Date or during any obligatory notice period pursuant to any Procurement Contract, Aron shall not be obligated to purchase, take title to or pay for any Crude Oil or Products following the Termination Date or such earlier date as the Parties may determine in connection with the transitioning of such supply arrangements to the Company. Notwithstanding anything to the contrary herein, no Delivery Date shall occur later than the calendar day immediately preceding the Termination Date.
19.2    Termination Amount.
(a)    The “Termination Amount” shall equal:

(i)    Any unpaid amounts owed by the Company to Aron pursuant to the Step-Out Inventory Sales Agreement, plus
(ii)    all unpaid amounts payable hereunder by the Company to Aron in respect of Crude Oil delivered on or prior to the Termination Date, plus
(iii)    all Ancillary Costs incurred through the Termination Date that have not yet been paid or reimbursed by the Company, plus
(iv)    in the case of an early termination, the amount reasonably determined by Aron as the breakage costs it incurred in connection with the termination, unwinding or redeploying of all Related Hedges as a result of such early termination, plus
(v)    the aggregate amount due under Section 10.2(a), calculated as of the Termination Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement; provided that, if such amount under Section 10.2(a) is due to Aron, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) is due to the Company, then such amount will be included in this Termination Amount as a negative number;
(vi)    any unpaid portion of the Facility Fee owed to Aron pursuant to Section 10.3;
(vii)    any FIFO Balance Final Settlement that is determined to be due pursuant to Schedule N; provided that, if such FIFO Balance Final Settlement is due to Aron, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) would be due to the Company, then such amount will be included in this Termination Amount as a negative number;
(viii)    all unpaid amounts payable hereunder by Aron to the Company in respect of Product delivered on or prior to the Termination Date, minus
(ix)    all amounts due from Aron to the Company under the Marketing and Sales Agreement for services provided up to the Termination Date.
All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company.
(b)    The Parties acknowledge that one or more of the components of the Termination Amount will not be able to be definitively determined by the Termination Date and therefore agree that Aron shall, in a commercially reasonable manner, estimate each of such components and use such estimated components to determine an estimate of the Termination Amount (the “Estimated Termination Amount”) plus such additional amount which Aron shall reasonably determine (the “Termination Holdback Amount”); provided that the Termination Holdback Amount shall not be greater than the Deferred Portion. Without limiting the generality of the foregoing, the Parties agree that the amount due under Section 19.2(a)(ii) above shall be estimated by Aron in the same manner and using the same methodology as it used in preparing the Estimated Commencement Date Value, but applying the “Step-Out Prices” as indicated in Schedule B and other price terms provided for herein with respect to the purchase of the Termination Date Volumes. Aron shall use its commercially reasonable efforts to prepare, and provide the Company with, an initial Estimated Termination Amount, together with appropriate supporting documentation, at least five (5) Business Days prior to the Termination Date. To the extent reasonably practicable, Aron shall endeavor to update its calculation of the Estimated Termination Amount by no later than 12:00 noon PST on the Business Day prior to the Termination Date. If Aron is able to provide such updated amount, that amount shall constitute the Estimated Termination Amount and shall be due and payable by no later than 5:00 p.m., PST on the Business Day preceding the Termination Date. Otherwise, the initial Estimated Termination Amount shall be the amount payable on the Termination Date. If the Estimated Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company.
(c)    Aron shall prepare, and provide the Company with, (i) a statement showing the calculation, as of the Termination Date, of the Termination Amount, (ii) a statement (the “Termination Reconciliation Statement”) reconciling the Termination Amount with the sum of the Estimated Termination Amount pursuant to Section 19.2(b) and the Termination Holdback Amount and indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation. Within one (1) Business Day after receiving the Termination Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto. Promptly after receiving such payment, Aron shall cause any filing or recording of any Uniform Commercial Code financing forms to be terminated.
(d)    Notwithstanding anything herein to the contrary, Aron shall not have any obligation to make any payment contemplated by this Section 19.2, transfer of title to Crude Oil or Products or to otherwise cooperate in the transition matters described in Section 19.1 unless the Company shall have performed its obligations under the Step-Out Inventory Sales Agreement and performed its obligations thereunder as and when required pursuant to the terms thereof.
19.3    Transition Services. To the extent necessary to facilitate the transition to the Purchasers of the storage and transportation rights and status contemplated hereby, each Party shall take such additional actions, execute such further instruments and provide such additional assistance as the other Party may from time to time reasonably request for such purposes.

ARTICLE 20
INDEMNIFICATION
20.1    To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, Aron shall defend, indemnify and hold harmless the Company, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Aron of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Aron made herein or in connection herewith proving to be false or misleading, (ii) any failure by Aron to comply with or observe any Applicable Law, (iii) Aron’s negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Aron or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of the Company, its Affiliates or any of their respective employees, representatives, agents or contractors.
20.2    To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, the Company shall defend, indemnify and hold harmless Aron, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading, including, without limitation the Company’s obligation for payment of taxes pursuant to Section 14.1, (ii) the Company’s transportation, handling, storage, refining or disposal of any Crude Oil or the products thereof, including any conduct by the Company on behalf of or as the agent of Aron under the Required Storage and Transportation Arrangements, (iii) the Company’s failure to comply with its obligations under the terminalling, pipeline and lease agreements underlying the Required Storage and Transportation Arrangements, (iv)the Company’s negligence or willful misconduct, (v) any failure by the Company to comply with or observe any Applicable Law, or (vi) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by the Company or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of Aron, its Affiliates or any of their respective employees, representatives, agents or contractors.
20.3    The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of the Transaction Documents shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in the Transaction Documents.
20.4    Each Party agrees to notify the other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves an Event of Default by the indemnifying Party under this Agreement which shall have occurred and be continuing.
ARTICLE 21
LIMITATION ON DAMAGES
UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES’ LIABILITY FOR DAMAGES IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY (WHICH INCLUDE ANY AMOUNTS DETERMINED UNDER ARTICLE 18) AND NEITHER PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT, SUCH LIMITATION SHALL NOT APPLY WITH RESPECT TO (I) ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS AVAILABLE UNDER THIS AGREEMENT OR (II) ANY BREACH OF ARTICLE 23. EACH PARTY ACKNOWLEDGES THE DUTY TO MITIGATE DAMAGES HEREUNDER.
ARTICLE 22
AUDIT AND INSPECTION
During the Term of this Agreement each Party and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the other Party, or any of the other Party’s contractors and agents, which relate to this Agreement; provided that, neither this Section nor any other provision hereof shall entitle the Company to have access to any records concerning any hedges or offsetting transactions or other trading positions or pricing information that may have been entered into with other parties or utilized in connection with any transactions contemplated hereby or by any other Transaction Document. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the Termination Date. Each Party shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the Termination Date.

ARTICLE 23
CONFIDENTIALITY
23.1    In addition to the Company’s confidentiality obligations under the Transaction Documents, the Parties agree that the specific terms and conditions of this Agreement, including any list of counterparties, the Transaction Documents and the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by the Company to Aron under this Agreement and all information received by Aron from the Company relating to the costs of operation, operating conditions, and other commercial information of the Company not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws or as requested by a Governmental Authority, (ii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors, or (iii) to such Party’ insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided that, prior to any disclosure permitted by this clause (iii), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section 23.1. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two (2) years following the Termination Date. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.
23.2    In the case of disclosure covered by clause (i) of Section 23.1, to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure.
23.3    Tax Disclosure. Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.
ARTICLE 24
GOVERNING LAW
24.1    THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

24.2    EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 26. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.
24.3    Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this agreement.
ARTICLE 25
ASSIGNMENT
25.1    This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.
25.2    The Company shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron. Aron may, without the Company’s consent, assign and delegate all of Aron’s rights and obligations hereunder to (i) any Affiliate of Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of Aron immediately prior to such assignment. Any other assignment by Aron shall require the Company’s consent.
25.3    Any attempted assignment in violation of this Article 25 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
ARTICLE 26
NOTICES
All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth in Schedule M, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule M and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.

ARTICLE 27
NO WAIVER, CUMULATIVE REMEDIES
27.1    The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default under, this Agreement, whether of a like kind or different nature.
27.2    Each and every right granted to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.
ARTICLE 28
NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES
28.1    This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that each Party is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make such Party, or any employee or agent of the Company, an agent or employee of the other Party.
28.2    Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other; or to otherwise act as the representative of the other, unless expressly authorized in writing by the other.
ARTICLE 29
MISCELLANEOUS
29.1    If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.
29.2    The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.
29.3    No promise, representation or inducement has been made by either Party that is not embodied in this Agreement or the Transaction Documents, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

29.4    Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
29.5    Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than the Parties and their successors and permitted assigns.
29.6    All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive for the time periods specified herein.
29.7    This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
29.8    All transactions hereunder are entered into in reliance on the fact that this Agreement and all such transactions constitute a single, integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions hereunder.
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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.
J. ARON & COMPANY
By:     /s/ Simon Collier
Name:     Simon Collier
Title:     Managing Director
PARAMOUNT PETROLEUM CORPORATION
By:     /s/ Shai Even
Name: Shai Even
Title:    Vice President and
Chief Financial Officer